UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

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TRIO-TECH INTERNATIONAL

(Name of Registrant as Specified In Its Charter)

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October 26, 2026

Letter to Shareholders

Dear Fellow Shareholders,

Fiscal 2026 was a year of significant growth and strategic progress for Trio-Tech International.

We achieved a 72% increase in total revenue to $62.6 million, driven primarily by strong demand for semiconductor reliability testing services, including AI chip testing. Revenue from our Semiconductor Back-End Solutions (SBS) segment nearly doubled to $49.0 million, reflecting growing customer demand for advanced testing and burn-in capabilities throughout Southeast Asia.

During fiscal 2026, we also completed a two-for-one stock split intended to make our shares more accessible to a broader range of investors. Our focus remains on creating long-term shareholder value through business growth, improved profitability and disciplined capital allocation.

Our growth reflects strong market demand and the investments we have made over time in technology, capacity and customer relationships. As semiconductor devices become more complex and are deployed in increasingly demanding applications, reliability testing and production burn-in are becoming even more critical. We believe Trio-Tech is well positioned to benefit from these trends across AI, high-performance computing, automotive and other advanced semiconductor markets.

As we enter fiscal 2027, a key priority is to translate our expanded revenue base, growing backlog, and capacity investments into higher gross profit dollars and improved operating profitability. We remain focused on carefully managing our cost structure while supporting the growth opportunities ahead.

We also continued to broaden our business beyond any single application or customer program. Following fiscal year-end, we announced a three-year production burn-in contract with a new global integrated device manufacturer for a major electric vehicle semiconductor application. More recently, we announced a separate three-year burn-in equipment contract that expands a longstanding customer relationship spanning multiple geographies and includes provisions for potential extension beyond the initial term. Together, these agreements are expected to contribute recurring revenue over their initial three-year terms, strengthen our portfolio of long-term customer engagements and demonstrate our ability to support customers across their global operations.

Financial and Operating Review

Fiscal 2026 revenue increased to $62.6 million, up from $36.5 million in fiscal 2025. SBS revenue increased 99% to $49.0 million, while Industrial Electronics (IE) revenue increased 15% to $13.6 million.

Gross profit increased to $10.4 million from $9.1 million, while gross margin declined to 17% from 25%. The decline primarily reflected a higher mix of lower-margin, high-volume testing services, as well as investments in people, equipment and capacity to support higher business activity. Importantly, gross margin improved sequentially to approximately 19% in the fourth quarter from 16% in the third quarter, even as quarterly revenue moderated from the exceptionally strong third-quarter level.

For the full year, we reported an operating loss of $204,000, compared with operating income of $254,000 in fiscal 2025. The year-over-year change primarily reflected higher general and administrative expenses tied to increased corporate activity, including stock-based compensation and certain costs related to initiatives undertaken during the year. We are focused on carefully managing these expenses and improving operating leverage as the business scales.

While reported profitability has not yet reflected the magnitude of our revenue growth, cash generation improved substantially. Net cash provided by operating activities rose to $3.4 million, up from $0.4 million in fiscal 2025. We believe the combination of increasing gross profit dollars, improving cash generation, and disciplined expense management provides a foundation for stronger operating performance as we move through fiscal 2027.

Fourth-quarter revenue declined sequentially from the third quarter primarily because of the timing of customer programs and shipments, rather than a change in the underlying demand environment. Our year-end backlog and recent order activity support our view that demand remains healthy.

We ended fiscal 2026 with a total backlog of $24.2 million, more than double the $11.0 million reported a year earlier. SBS backlog was approximately $19.8 million, providing improved visibility as we entered fiscal 2027. Our focus now is on executing against this backlog, converting customer programs into revenue, and maintaining the service levels and technical capabilities required to support additional opportunities.

Our balance sheet also strengthened considerably. We ended the year with $21.4 million in cash and cash equivalents and approximately $28.5 million in total cash, short-term deposits, and restricted deposits. Working capital increased by 27% to $32.2 million. In April, we completed a registered direct offering of approximately $10 million, further enhancing our financial flexibility to invest selectively in capacity, technology, and other growth opportunities.

Strategic Priorities

Looking ahead, we are focused on four key priorities.

Scaling Semiconductor Back-End Solutions

We continue to invest in our Semiconductor Back-End Solutions business across testing services, burn-in systems and burn-in boards. Our priorities include expanding production capacity, strengthening engineering capabilities and meeting increasingly demanding semiconductor reliability requirements across AI, high-performance computing and automotive applications. In Malaysia, our expanded footprint includes approximately 104,000 square feet of additional space in Perai, Penang, to support growing customer demand. These investments build on our established regional operations and strengthen our ability to deliver testing services and equipment solutions. We intend to phase these investments in line with customer demand and committed programs, with careful attention to utilization, costs and returns.

Expanding Our Position in AI and Advanced Computing

AI-related semiconductor testing was a key driver of our fiscal 2026 growth across both testing services and burn-in solutions. As high-performance semiconductor devices become more complex, power-intensive and costly, reliability requirements continue to rise, increasing the need for advanced production testing as well as sophisticated burn-in boards and systems.

In fiscal 2026, we expanded our capabilities to support next-generation AI processors, including demanding GPU applications. We believe our combination of technical expertise, regional testing capacity, established footprint, and longstanding customer relationships positions Trio-Tech to capture additional opportunities as AI and advanced computing programs move into higher-volume production.

Building Our Automotive Semiconductor Business

Our recently announced three-year EV semiconductor burn-in contract marks another meaningful step in our automotive strategy. This award, our second EV semiconductor production burn-in customer, expands our customer base and provides multiyear revenue visibility. We believe automotive applications represent an attractive long-term growth opportunity as semiconductor content per vehicle continues to increase.

Growing and Diversifying Industrial Electronics

IE revenue increased 15% in fiscal 2026, driven by stronger aerospace-related product sales and growth in our distribution business. Activity has remained encouraging as we enter fiscal 2027, with IE bookings totaling approximately $5.3 million in the first quarter. We continue to see opportunities to broaden the segment across industrial, commercial and aerospace end markets. We are also expanding into new markets, including data center and industrial energy-efficiency applications, with the introduction of an equipment solution designed to improve cooling-tower efficiency while reducing water and energy consumption and environmental waste.

Our Outlook

We enter fiscal 2027 with significantly greater scale, a substantially larger backlog and a stronger financial position than a year ago. Semiconductor supply chains continue to evolve, with customers placing greater emphasis on resilience, geographic diversification and access to reliable testing capacity. Southeast Asia remains an increasingly important part of the semiconductor supply chain, and Trio-Tech's established presence in Malaysia, Singapore, and Thailand provides a strong foundation to serve both existing and new customers.

At the same time, our opportunity set is broadening. AI and high-performance computing continue to drive semiconductor complexity and reliability requirements, while our growing presence in EV semiconductor burn-in demonstrates the applicability of our capabilities across additional high-growth markets.

Our objective in fiscal 2027 is not simply to grow revenue. We are focused on converting our higher revenue base and backlog into increased gross profit dollars, improving operating leverage and delivering stronger profitability. This will require disciplined execution, careful management of our operating expenses and thoughtful deployment of the additional capacity we are bringing online.

We recognize that the semiconductor industry remains cyclical and that customer timing, product cycles and broader economic conditions can affect quarterly results. We therefore remain committed to disciplined, demand-driven capital allocation and careful management of our operating cost structure.

Our priorities are clear: support our customers, execute on the opportunities already in front of us, convert our growing backlog into revenue, selectively expand capacity and capabilities, and translate our increased scale into stronger profitability and cash generation.

Appreciation

On behalf of the Board of Directors and our leadership team, I want to thank our employees for their hard work and commitment, our customers for their continued trust, and you, our shareholders, for your continued support.

Fiscal 2026 demonstrated our ability to grow substantially when our capabilities, customer relationships and market opportunities align. As we enter fiscal 2027, our focus is on building on that growth while improving profitability, generating sustainable cash flow and creating long-term shareholder value.

Sincerely,

/s/ Yong Siew Wai

Yong Siew Wai

Chairman and Chief Executive Officer

Trio-Tech International

Block 1008 Toa Payoh North, Unit 03-09

Singapore 318996, Singapore

Tel. (65) 6265 3300

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On December 8, 2026

NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of Shareholders (the “Annual Meeting”) of Trio‑Tech International, a California corporation (the “Company”), will be held in person at our U.S. corporate office, located at 16139 Wyandotte Street, Van Nuys, California 91406, on December 8, 2026 at 10:00 A.M. Pacific Standard Time, for the following purposes, as set forth in the attached proxy statement (the “Proxy Statement”):

1.	to elect four directors to our Board of Directors, each to serve until our next annual meeting of shareholders, or until their respective successor is duly elected and qualified;

2.

to approve our Amended and Restated Articles of Incorporation to (i) increase the number of authorized shares of our common stock from 15,000,000 to 100,000,000, and (ii) to authorize the issuance of up to 10,000,000 shares of preferred stock;

3.	to approve our 2026 Omnibus Equity Incentive Plan;

4.	to approve the ratification of Forvis Mazars LLP as our registered public accounting firm for the year ended June 30, 2027; and

5.	the transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors of the Company (the “Board of Directors” or the “Board”) has fixed the close of business on October 19, 2026 (the “Record Date”) as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment and postponements thereof.

The Securities and Exchange Commission permits proxy materials to be furnished over the Internet rather than in paper form. Accordingly, most shareholders will receive a notice (the "Notice") regarding the availability of the Proxy Statement, Annual Report on Form 10-K for the fiscal year ended June 30, 2026 (the “Annual Report”), and other proxy materials (collectively, the “Materials”) via the Internet. This electronic process provides fast, convenient access to the Materials, reduces the impact on the environment and reduces our printing and mailing costs. If you received a Notice by mail, you will not receive a printed copy of the Materials in the mail. The Notice instructs you on how to access and review all of the important information contained in the Materials. The Notice also instructs you on how you may submit your vote over the Internet. If you would like to receive a printed copy of the Materials, please follow the instructions for requesting such materials included in the Notice. The Proxy Statement and this Notice are expected to be first sent or given to shareholders on or about October 28, 2026. The Proxy Statement and the Annual Report are both available on the Internet at: https://www.triotech.com/investor-relations/.

Whether you plan to attend the Annual Meeting or not, please vote by telephone or electronically via the Internet. Alternatively, if you received a paper copy, you may sign, and date the enclosed proxy card and return it without delay in the enclosed postage-prepaid envelope. If you do attend the Annual Meeting, you may withdraw your proxy and vote personally on each matter brought before the Annual Meeting.

October 26, 2026	By Order of the Board of Directors S.W. Yong Chairman and Chief Executive Officer

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO VOTE PROMPTLY OVER THE INTERNET, BY TELEPHONE, OR IF YOU REQUESTED TO RECEIVE PRINTED PROXY MATERIALS, BY MAILING A PROXY OR VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING.

THANK YOU FOR ACTING PROMPTLY

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on

December 8, 2026:

The Proxy Statement and our 2026 Annual Report to Shareholders are available at

https://www.triotech.com/investor-relations/, which does not have “cookies” that identify visitors to the site.

Trio-Tech International

Block 1008 Toa Payoh North, Unit 03-09

Singapore 318996, Singapore

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS
OF
TRIO-TECH INTERNATIONAL

To Be Held on December 8, 2026

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation of the enclosed proxy (the “Proxy”) on behalf of the Board of Directors (the “Board”) of Trio‑Tech International, a California corporation (“Trio‑Tech” or the “Company”), for use at the 2026 annual meeting of shareholders of the Company (the “Annual Meeting” or the “Meeting”) to be held in person at our U.S. Corporate office, located at 16139 Wyandotte Street, Van Nuys, California 91406, on December 8, 2026 at 10:00 A.M. Pacific Standard Time.

For directions to our U.S. Corporate office, please email us at CRT.Reports@triotech.com.sg. The Notice, this Proxy Statement and the enclosed proxy card (the “Proxy Card”) are intended to be electronically available to shareholders on or about October 28, 2026.

Voting

The Board fixed the close of business on October 19, 2026 as the record date (“Record Date”) for shareholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 10,338,265 shares of the Company’s common stock, no par value (the “Common Stock”), outstanding and entitled to vote, the holders of which are entitled to one vote per share.

The presence in person or by proxy of holders of one-third (1/3) of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum. Broker non-votes occur when a shareholder who beneficially owns shares that are held in street name, that is through a broker, does not provide the broker with instructions on how to vote those shares on matters that are considered non-routine. Brokers can vote without instruction from the beneficial owners only on routine matters, such as the ratification of the appointment of our independent auditors. The election of directors, the approval of the Amended and Restated Charter and the approval of our 2026 Omnibus Equity Incentive Plan are non-routine matters and brokers are not authorized to vote on this matter without instruction.

Because a shareholder’s broker may not vote on behalf of the shareholder on the election of directors unless the shareholder provides specific instructions by completing and returning the voting instruction form, for a shareholder’s vote to be counted, we ask that our shareholders communicate their voting decisions to the broker or other nominee before the date of the Annual Meeting or give a proxy to vote their shares at the Annual Meeting.

Required Vote for Approval

The vote required for each proposal and the treatment and effect of abstentions and broker non-votes with respect to each proposal is as follows:

Proposal No. 1: Election of Directors.

Directors are elected by a plurality of the votes cast, either in person or represented by proxy, and entitled to vote at the Annual Meeting. This means that the four persons receiving the highest number of “FOR” votes cast at the Annual Meeting by the shares present, either in person or by proxy, and entitled to vote will be elected to serve on our Board of Directors until our 2027 Annual Meeting of Shareholders, or until her or his successor is duly elected and qualified. Withholding authority to vote your shares with respect to one or more director nominees will have no effect on the election of those nominees. Broker non-votes are not considered votes cast and will also have no effect on the election of the nominees.  Pursuant to California law, cumulative voting is available for the election of directors. Under cumulative voting, you would have four votes for each share of Common Stock you own. You may cast all of your votes for one candidate, or you may distribute your votes among different candidates as you choose. However, you may cumulate votes (cast more than one vote per share) for a candidate only if the candidate is nominated before the voting and at least one shareholder gives notice at the Annual Meeting, before the voting, that he or she intends to cumulate votes. If you do not specify how to distribute your votes, by giving your Proxy you are authorizing the proxyholders (the individuals named on your Proxy Card) to cumulate votes in their discretion. The four persons properly placed in nomination at the Annual Meeting and receiving the most affirmative votes will be elected as directors.

Proposal No. 2: Approval of the Charter Amendment

The affirmative vote of the holders of a majority of the votes cast by the shareholders present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal to amend the Company’s Articles of Incorporation (“Charter”) (“Charter Amendment”) is required to approve the Charter Amendment. “ABSTAIN” votes will have no effect on the Charter Amendment. Failure to instruct your broker how to vote with respect to the Charter Amendment will result in a broker non-vote and broker non-votes will have no effect on the results of the Charter Amendment.

Proposal No. 3: Approval of 2026 Omnibus Equity Incentive Plan

The affirmative vote of the holders of a majority of the votes cast by the shareholders present in person or represented by proxy at the Annual Meeting and entitled to vote on the approval of 2026 Omnibus Equity Incentive Plan (“2026 Plan”) is required to approve the 2026 Plan. “ABSTAIN” votes will have no effect on the 2026 Plan. Failure to instruct your broker how to vote with respect to Incentive Plan Amendment Proposal will result in a broker non-vote and broker non-votes will have no effect on the proposal to approve the 2026 Plan.

Proposal No. 4: Ratification of Appointment of our Independent Registered Public Accounting Firm.

This proposal requests shareholders to ratify the appointment of Forvis Mazars LLP as our independent registered public accounting firm for our current fiscal year ending June 30, 2027. The affirmative “FOR” vote of a majority of the votes present, either in person or by proxy, and entitled to vote on this matter at the Annual Meeting, is required for the ratification of the selection of Forvis Mazars LLP as our independent registered public accounting firm for our current fiscal year ending June 30, 2027. A properly executed proxy marked “ABSTAIN” will not be voted, although it will be counted as present and entitled to vote for purposes of the proposal. Accordingly, an abstention will have the effect of a vote against this proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and therefore we do not expect broker non-votes with respect to this proposal. However, any broker non-votes received will have no effect on the outcome of this proposal.

Deadline for Voting by Proxy

In order to be counted, votes cast by proxy must be received prior to the Annual Meeting.

Revocation of Proxies

Any Proxy given may be revoked by the shareholder at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, by filing with the Secretary of the Company a Proxy bearing a later date, or by attending the Annual Meeting and voting in person. All Proxies properly executed and returned will be voted in accordance with the instructions specified thereon. If no instructions are specified, Proxies will be voted (i) FOR the election of the four nominees for directors named under “Election of Directors” (“Proposal No. 1”); (ii) FOR the approval of the Charter Amendment (“Proposal No. 2”); (iii) FOR the approval of the 2026 Omnibus Equity Incentive Plan (“Proposal No. 3”); (iv) FOR the ratification of the appointment of Forvis Mazars LLP as our independent registered public accounting firm for our current fiscal year ending June 30, 2027 (“Proposal No. 4”); and (v) at the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

A majority of the independent directors of our Board have nominated the four persons listed below for election to the Board at the Annual Meeting, to hold office until the next annual meeting of shareholders, or until their respective successors are elected and qualified. There are currently four authorized seats on the Company’s Board. It is intended that the proxies received, unless otherwise specified, will be voted “FOR” the four nominees named below, all of whom are incumbent directors of the Company and, with the exception of Messrs. Yong, is “independent” under the applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”) and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It is not contemplated that any of the nominees will be unable or unwilling to serve as a director but, should that occur, the persons designated as proxies will vote in accordance with their best judgment. In no event will proxies be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

The following section sets forth certain information regarding the nominees for election as directors of the Company.

NAME	AGE	POSITIONS
S. W. Yong	73	Chairman and Chief Executive Officer
Richard M. Horowitz	85	Director
Victor H. M. Ting	72	Director
Jason T. Adelman	57	Director

S. W. Yong

Mr. Yong has served as a director, Chief Executive Officer and President of the Company since 1990 and was elected Chairman of the Board in September 2023. He joined Trio‑Tech International Pte. Ltd. in Singapore in 1976 and was appointed as its Managing Director in August 1980. Mr. Yong holds a Master’s Degree in Business Administration, a Graduate Diploma in Marketing Management and a Diploma in Industrial Management.

In determining that Mr. Yong should serve on the Company’s Board, the Board has considered, among other qualifications, his 50 years of history with the Company, his intimate knowledge of the Company’s business and operations and the markets in which the Company operates, as well as the Company’s customers and suppliers, and his detailed in-depth knowledge of the issues, opportunities, and challenges facing the Company and its principal industries.

Richard M. Horowitz

Mr. Horowitz has served as a director of the Company since 1990.  He has been the President of Management Brokers Insurance, Inc. since 1974. Mr. Horowitz holds a Master’s Degree in Business Administration from Pepperdine University. In determining that Mr. Horowitz should serve on the Company’s Board, the Board has considered, among other qualifications, his extensive experience and expertise in administration and management based on his position as President of Management Brokers, Inc. for more than 50 years and his broad range of knowledge of the Company’s history and business through his 36 years of service as a director of the Company.

Victor H. M. Ting

Mr. Ting was appointed as a director of the Company on September 16, 2010, and served as Corporate Vice‑President and Chief Financial Officer of the Company from November 1992 until his retirement on June 30, 2022. Mr. Ting joined the Company as the Financial Controller for the Company’s Singapore subsidiary in 1980. He was promoted to the level of Business Manager in 1985, in December 1989 he was promoted to the level of Director of Finance and Sales & Marketing, and later he was promoted to the level of General Manager of the Singapore subsidiary. Mr. Ting holds a Bachelor of Accountancy Degree and Master’s Degree in Business Administration.

In determining that Mr. Ting should serve on the Company’s Board, the Board has considered, among other qualifications, his expertise in finance, accounting and management based on his more than 30 years of history as Vice‑President and Chief Financial Officer of the Company and his intimate knowledge of the Company’s operations.

Jason T. Adelman

Mr. Adelman was elected to the Board of the Company in April 1997.  Mr. Adelman is the Founder and Managing Member of Burnham Hill Capital Group, LLC, a privately held financial services holding company.  Mr. Adelman also serves as the Managing Member of Cipher Capital Partners LLC, a private investment fund. Prior to founding Burnham Hill Capital Group, LLC in 2003, Mr. Adelman served as the Managing Director of Investment Banking at H.C. Wainwright and Co., Inc. Mr. Adelman currently serves on the Board of TaoWeave, Inc. Mr. Adelman graduated Cum Laude with a B.A. in Economics from the University of Pennsylvania and earned a JD from Cornell Law School where he served as Editor of the Cornell International Law Journal.

In determining that Mr. Adelman should serve on the Company’s Board, the Board has considered, among other qualifications, his experience and expertise in finance, accounting, banking and management based on his positions as Chief Executive Officer of Burnham Hill Capital Group LLC for 23 years, as the Managing Member of Cipher Capital Partners LLC as well as his position as Managing Director of Investment Banking in the New York offices of H. C. Wainwright & Co.

Required Vote and Recommendation

At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Messrs. S. W. Yong, Richard M. Horowitz, Victor H. M. Ting and Jason T. Adelman, each for a one-year term. Directors are elected by a plurality of the votes cast, either in person or represented by proxy, and entitled to vote at the Annual Meeting. This means that the four persons receiving the highest number of “FOR” votes cast at the Annual Meeting by the shares present, either in person or by proxy, and entitled to vote will be elected to serve on our Board of Directors until our 2027 Annual Meeting of Shareholders, or until her or his successor is duly elected and qualified. Withholding authority to vote your shares with respect to one or more director nominees will have no effect on the election of those nominees. Broker non-votes are not considered votes cast and will also have no effect on the election of the nominees. Unless otherwise instructed or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” the election of the nominees.

The Board recommends that shareholders vote “FOR” the election of Messrs. S. W. Yong, Richard M. Horowitz, Victor H. M. Ting and Jason T. Adelman.

PROPOSAL NO. 2

APPROVAL OF OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION

On July 7, 2026, our Board of Directors unanimously approved the Charter Amendment to (i) increase the number of shares of Common Stock authorized therein from 15 million to 100 million; and (ii) authorize the issuance of up to 10,000,000 shares of preferred stock, no par value (the “Preferred Stock”). Currently, our Charter authorizes the issuance of only Common Stock. Our shareholders are being asked to approve the Charter Amendment, a copy of which is attached to this proxy statement as ANNEX A.

Purpose of the Charter Amendment

Increase in Authorized Shares of Common Stock

On September 1, 2026, we had 10,384,698 shares of Common Stock issued and outstanding, 4,615,302 shares of common stock that were authorized but unissued, and 1,686,460 shares reserved for future issuance, consisting of shares issuable upon exercise of outstanding stock options or reserved for future stock option grants.

The Board believes that the availability of additional authorized shares of Common Stock will provide the Company with necessary flexibility to not only provide a sufficient amount of shares for issuance under our 2026 Plan, but also to issue Common Stock or Preferred Stock for a variety of general corporate purposes as the Board may determine to be desirable including, without limitation, raising capital, future financings, investment opportunities, licensing agreements, acquisitions or other issuances. Without the proposed increase in the number of authorized shares of common stock, the number of remaining shares of Common Stock may be insufficient to execute the Company’s corporate strategy and complete one or more of the above corporate actions, including utilizing the Company’s existing shelf registration statement declared effective by the SEC on December 16, 2025 when and if it is advisable and in the best interests of the shareholders to do so.

Our Board and management believe that having the proposed additional authorized shares available to the Company for potential future issuance will be beneficial to our shareholders by allowing us to promptly consider and respond to future business opportunities as they arise, including in relation to capital raising activities to fund our growth initiatives and other corporate purposes The delay involved in calling and holding a shareholders' meeting to approve an increase in authorized shares at the time a business opportunity presents itself may prevent us from timely pursuing that opportunity, or may significantly adversely affect the economic or strategic value of that opportunity, and may have an adverse effect on our shareholders.

The Board has not authorized the Company to take any action with respect to the shares that would be authorized under this Proposal No. 2, and the Company currently does not have any definitive plans, arrangements or understandings with respect to the issuance of the additional shares of common stock authorized by the proposed Amended and Restated Articles of Incorporation.

Authorization of 10,000,000 shares of Preferred Stock

The Charter Amendment would allow the Company to authorize the issuance of up to 10,000,000 shares of Preferred Stock commonly referred to as blank check preferred stock (“Blank Check Preferred”) because the Blank Check Preferred would have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors from time to time. As such, the Blank Check Preferred would be available for issuance without further action by the Company’s shareholders, except as may be required by applicable law or pursuant to the requirements of the exchange or quotation system upon which our securities are then trading or quoted.

Our Board and management believes the ability to issue Preferred Stock provides the Company maximum financial and strategic flexibility with respect to future financing transactions. Preferred Stock is commonly authorized by publicly traded companies and can be used as a preferred means of raising capital. In some circumstances, companies have been required to issue senior classes of securities to raise capital, with the terms of those securities being negotiated and tailored to meet the needs of both investors and issuing companies. Such senior securities often include liquidation preferences and dividend rights, conversion privileges and other rights not found in Common Stock.

If the proposal is approved, and our Charter is amended, our Board would be able to issue the additional shares of authorized Preferred Stock with such designations, preferences and relative, participating, optional, conversion or other special rights (if any) of such series and the qualifications, limitations or restrictions (if any) thereof, as the Board may in the future establish by resolution or resolutions and by filing a certificate pursuant to the California Corporations Code from time to time, providing for the issuance of such Preferred Stock. No vote of the holders of our Common Stock or Preferred Stock, unless otherwise expressly provided in the Certificate of Incorporation or in a Preferred Stock Designation creating any series of Preferred Stock or, to the extent the Company chooses to comply with any limiting rules of any securities exchange or quotation system on which shares of our Common or Preferred Stock are then listed or traded, will be a prerequisite to the issuance of any series of Preferred Stock. Approval of the proposed amendment will not alter or modify the rights, preferences, privileges or restrictions of outstanding shares of our Common Stock.

The authorized but unissued shares of Preferred Stock may generally be issued from time to time for such proper corporate purposes as may be determined by our Board or, as required by law or by the rules of Nasdaq. Our Board does not intend to solicit further shareholder approval prior to the issuance of shares of Preferred Stock, except as may be required by applicable law or by the rules of Nasdaq.

The possible future issuance of shares of our Preferred Stock or securities convertible or exercisable into our Preferred Stock could affect our current shareholders in a number of ways. The issuance of new shares of Preferred Stock could cause immediate dilution of the ownership interests and the voting power of our existing shareholders. New issuances of Preferred Stock may also affect the number of dividends, if any, paid to such shareholders and may reduce the share of the proceeds that they would receive upon the future liquidation, if any, by the Company.

In addition, the future issuance of shares of our Preferred Stock or securities convertible or exercisable into shares of our Preferred Stock could dilute the market price of our Common Stock, to the extent that the shares of Common Stock are issued and sold at prices below current trading prices, or, if the issuance consists of securities convertible or exercisable into Common Stock, to the extent that the securities provide for the conversion or exercise into Common Stock at prices that could be below current trading prices of the Common Stock, which dilution, in each case, may increase the volatility and affect the market value of our trading securities; dilute the earnings per share, if any, and book value per share of the outstanding shares of our Common Stock; and make the payment of dividends on Common Stock, if any, potentially more expensive.

No specific shares of Preferred Stock are being designated at this time, and we do not currently have any plans to issue shares of Preferred Stock.

Anti-Takeover Effects

The proposed Charter Amendment could, under certain circumstances, have an anti-takeover effect or delay or prevent a change in control of the Company by providing the Company with the capability to engage in actions that would be dilutive to a potential acquirer, to pursue alternative transactions, or to otherwise increase the potential cost to acquire control of the Company. Thus, while the Company currently has no intent to employ the additional unissued authorized shares as an anti-takeover device, the proposed Charter Amendment may have the effect of discouraging future unsolicited takeover attempts. The Board is not aware of any such attempt to take control of the Company, and would act in the best interest of shareholders if any attempt was made. The proposed Charter Amendment has only been prompted by business and financial considerations.

Effect of Charter Amendment

The proposed increase in the number of authorized shares of the Company's Common Stock and authorization of the shares of Preferred Stock will not change the number of shares of Common Stock outstanding, nor will it have any immediate dilutive effect or change the rights of current holders of the Company's Common Stock. However, the issuance of additional shares of Common Stock or Preferred Stock authorized by this Charter Amendment may occur at times or under circumstances so as to have a dilutive effect on earnings per share, book value per share or the percentage voting or ownership interest of the present holders of the Company's Common Stock.

Under the proposed amendment, each of the newly authorized shares of Common Stock will have the same rights and privileges as currently authorized Common Stock. Adoption of the Charter Amendment will not affect the rights of the holders of currently outstanding Common Stock of the Company nor will it change the par value of the Common Stock, which will remain no par value per share. If the proposed amendment is adopted, the increase in the number of shares of Common Stock authorized and the authorization of the Preferred Stock will become effective upon filing of an amendment to the Company's Restated Articles of Incorporation with the California Secretary of State.

Vote Required and Recommendation

The affirmative “FOR” vote of a majority of the shares present in person or by proxy and entitled to vote is necessary for approval of the adoption of the Charter Amendment. Abstentions and broker non-votes will have no effect on the outcome of this proposal. Unless otherwise instructed on the proxy or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” the approval of the Charter Amendment.

The Board recommends that shareholders vote “FOR” approval of the Charter Amendment.

PROPOSAL NO. 3

APPROVAL OF THE 2026 OMNIBUS EQUITY INCENTIVE PLAN

General

On July 7, 2026, our Board unanimously approved our 2026 Omnibus Equity Incentive Plan (the “2026 Plan”), authorizing 3.0 million shares of Common Stock available for issuance thereunder, a copy of which is attached hereto as ANNEX B.

If approved at the Annual Meeting, our 2026 Plan will supersede and replace both the 2017 Employee Stock Option Plan (the “2017 Employee Plan”) and the 2017 Directors Equity Incentive Plan (the “2017 Directors Plan” and, together with the 2017 Employee Plan, the “Prior Plans”) each of which were approved by the shareholders on December 4, 2017, as amended from time to time, and expires in December 2027. No new awards will be granted under the Prior Plans following approval of the 2026 Plan. Any awards outstanding under the Prior Plans on the date of approval of the 2026 Plan will remain subject to the respective Prior Plan. Upon approval of our 2026 Plan, all shares of Common Stock remaining authorized and available for issuance under the Prior Plans and any shares subject to outstanding awards under the Prior Plans that subsequently expire, terminate, or are surrendered or forfeited for any reason without issuance of shares will automatically become available for issuance under our 2026 Plan.

The following summary of the 2026 Plan does not purport to be complete and is qualified, in its entirety, by the specific language of the 2026 Plan, as found in ANNEX B.

Key Features

Purpose. The purpose of our 2026 Plan is to replace our Prior Plans, each of which expire in December 2027, and to provide selected employees, directors, independent contractors and advisors, upon whose judgment, initiative and effort the Company is largely dependent for the successful conduct of its business, the opportunity to participate in a stock option and incentive plan designed to reward them for their services and to encourage them to continue in the employ or service of the Company. The 2026 Plan will also allow us to promote greater ownership in our Company in order to align the individuals’ interests more closely with the interests of our shareholders. Awards granted under the 2026 Plan are designed to qualify for special tax treatment under Section 422 of the Internal Revenue Code of 1986 (the “Code”).

Limitation on terms of stock options. The maximum term of each stock option is ten years.

No grant of discounted stock options. The 2026 Plan prohibits the granting of stock options with an exercise price less than the fair market value of the Common Stock on the date of grant.

Change of Control. Under the 2026 Plan, in the event of a Change of Control, all restrictions on all awards or sales of shares will accelerate and vesting on all unexercised and unvested option will occur on the Change of Control Date.

Dividends. We do not pay dividends or dividend equivalents on stock options, or other unearned awards, whether time- or performance-vesting.

Summary of the 2026 Plan

The principal features of our 2026 Plan are summarized below. The following summary of our 2026 Plan does not purport to be a complete description of all of the provisions of the 2026 Plan. It is qualified in its entirety by reference to the complete text of the 2026 Plan, which is attached to this Proxy Statement as ANNEX B.

Eligibility

Awards may be granted under the 2026 Plan to officers, employees and consultants of our Company and our subsidiaries and to our non-employee directors. Incentive stock options may be granted only to employees of our Company or one of our subsidiaries.

Administration

The 2026 Plan will be administered by the Compensation Committee of the Board. The Compensation Committee, in its discretion, selects the individuals to whom awards may be granted, the time or times at which such awards are granted, and the terms of such awards. The Compensation Committee may delegate its authority to the extent permitted by applicable law.

Number of Authorized Shares

If approved by shareholders at the Annual Meeting, a total of 3.0 million shares of Common Stock will be authorized for issuance under the 2026 Plan. In addition, any awards then outstanding under the Prior Plans will remain subject to the Prior Plans. Upon approval of the 2026 Plan, all shares of Common Stock remaining authorized and available for issuance under the Prior Plans, approximately 375,185 shares at October 19, 2026, and any shares then subject to outstanding awards under the Prior Plans that subsequently expire, terminate, or are surrendered or forfeited for any reason without issuance of shares will automatically become available for issuance under the 2026 Plan.

If any award is canceled, terminates, expires or lapses for any reason prior to the issuance of shares or if shares are issued under the 2026 Plan and thereafter are forfeited to us, the shares subject to such awards and the forfeited shares will again be available for grant under the 2026 Plan. Shares used to pay the exercise price of an Award or to satisfy the tax liabilities or withholdings related to an Award will become available for future grant or sale under the Plan. In addition, the following items will not count against the aggregate number of shares of Common Stock available for grant under the 2026 Plan:

●	the payment in cash of dividends or dividend equivalents under any outstanding award;

●	any award that is settled in cash rather than by issuance of shares of Common Stock; and

●	any awards granted in assumption of or in substitution for awards previously granted by an acquired company.

Adjustments

If certain changes in the Common Stock occur by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in stock, or other increase or decrease in the Common Stock without our receipt of consideration, or if there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by us, we will equitably adjust the number and kind of securities for which stock options and other stock-based awards may be made under the 2026 Plan. In addition, if there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by us, we will equitably adjust the number and kind of securities subject to any outstanding awards and the exercise price of any outstanding stock options.

Types of Awards

The 2026 Plan permits the granting of any or all of the following types of awards:

●

Stock Options. Stock options entitle the holder to purchase a specified number of shares of Common Stock at a specified price (the exercise price), subject to the terms and conditions of the stock option grant. The Compensation Committee may grant either incentive stock options, which must comply with Section 422 of the Code, or nonqualified stock options. The Compensation Committee sets exercise prices and terms, except that incentive stock options must be granted with an exercise price not less than 100% of the fair market value of the Common Stock on the date of grant and non-qualified stock options must be granted with an exercise price not less than 85% of the fair market value of the Common Stock on the date of grant. Unless the Compensation Committee determines otherwise, fair market value means, as of a given date, the closing price of the Common Stock as reported by the Nasdaq Official Closing Price (or, if the Shares are then listed on another established securities market, the analogous official closing price on such market) for the regular trading session of such market. At the time of grant, the Compensation Committee determines the terms and conditions of stock options, including the quantity, exercise price, vesting periods, term (which cannot exceed ten years) and other conditions on exercise.

●

Restricted Stock, Restricted Stock Units and Other Stock-Based Awards. The Compensation Committee may grant awards of restricted stock, which are shares of Common Stock subject to specified restrictions, and restricted stock units, which represent the right to receive shares of the Common Stock in the future. These awards may be made subject to repurchase, forfeiture or vesting restrictions at the Compensation Committee’s discretion. The restrictions may be based on continuous service with the Company or the attainment of specified performance goals, as determined by the Compensation Committee. Stock units may be paid in stock or cash or a combination of stock and cash, as determined by the Compensation Committee. The Compensation Committee may also grant other types of equity or equity-based awards subject to the terms of the 2026 Plan and any other terms and conditions determined by the Compensation Committee.

●

Performance Awards. The Compensation Committee may condition the grant, exercise, vesting, or settlement of any award on such performance conditions as it may specify. We refer to these awards as “performance awards.” The Compensation Committee may select such business criteria or other performance measures as it may deem appropriate in establishing any performance conditions.

Clawback

The Company has adopted a clawback policy pursuant to which all cash and equity awards granted under the 2026 Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or similar action in accordance with the terms of the Company’s policy or any applicable law related to such actions, as may be in effect from time to time.

Transferability

Awards are not transferable other than by will or the laws of descent and distribution..

Term, Termination and Amendment of the 2026 Plan

Unless earlier terminated by the Board, the 2026 Plan will terminate, and no further awards may be granted, ten years after the date on which it is approved by shareholders. The Board may amend, suspend or terminate the 2026 Plan at any time, except that, if required by applicable law, regulation or stock exchange rule, shareholder approval will be required for any amendment. The amendment, suspension or termination of the 2026 Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.

Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the 2026 Plan generally applicable to us and to participants in the 2026 Plan who are subject to U.S. federal taxes. The summary is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect on the date of this Proxy Statement, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of the Common Stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the stock option.

Incentive Stock Options. A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after employment ends (one year in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of Common Stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.

Restricted Stock Awards, Restricted Stock Units, and Performance Awards. A participant generally will not have taxable income upon the grant of restricted stock, restricted stock units or performance awards. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a participant may instead elect to be taxed at the time of grant.

Other Stock or Cash-Based Awards. The U.S. federal income tax consequences of other stock or cash-based awards will depend upon the specific terms of each award.

Tax Consequences to Us. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to limitations imposed under the Code.

Section 409A. We intend that awards granted under the 2026 Plan comply with, or otherwise be exempt from, Section 409A of the Code, but make no representation or warranty to that effect.

Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the 2026 Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of Common Stock or otherwise settle an award under the 2026 Plan until all tax withholding obligations are satisfied.

New Plan Benefits

Participation in the 2026 Plan is entirely within the discretion of the Compensation Committee. Because we cannot predict the rate at which the Compensation Committee will issue Awards or the terms of Awards granted under the 2026 Plan, it is not possible to determine the number of shares that will be purchased or the value of benefits that may be obtained by executive officers and other employees under the 2026 Plan in the future.

Required Vote and Recommendation

The affirmative “FOR” vote of a majority of the shares present in person or by proxy and entitled to vote is necessary for approval of the adoption of the 2026 Plan. Abstentions and broker non-votes will have no effect on the outcome of this proposal. Unless otherwise instructed on the proxy or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” the approval of our 2026 Plan.

The Board recommends that shareholders vote “FOR” the approval of the adoption of our 2026 Omnibus Equity Incentive Plan.

PROPOSAL NO. 4.

RATIFICATION OF THE APPOINTMENT OF FORVIS MAZARS LLP TO SERVE AS OUR

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR

Upon recommendation of the Audit Committee, our Board appointed Forvis Mazars LLP (“Forvis Mazars”) as our independent registered public accounting firm for the current fiscal year ending June 30, 2027, and hereby recommends that the shareholders ratify such appointment.

The Board may terminate the appointment of Forvis Mazars as the Company’s independent registered public accounting firm without the approval of the Company’s shareholders whenever the Board deems such termination necessary or appropriate.

Representatives of Forvis Mazars will be present at the Annual Meeting or available by telephone and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from shareholders.

The following table presents fees billed by Forvis Mazars for professional services rendered for the fiscal years ended June 30, 2026 and 2025:

	2026	2025
Audit fees	$280,846	$262,276
Tax fees	11,676	11,424
Total	$292,522	$273,700

Audit Fees

The amounts set forth opposite “Audit Fees” above reflect the aggregate fees billed by Forvis Mazars or to be billed for professional services rendered for the audit of the Company’s annual financial statements for each of the fiscal years ended June 30, 2026 (“Fiscal 2026”) and 2025 (“Fiscal 2025”), respectively, and for the review of the financial statements included in the Company’s quarterly reports during such periods.

Tax Fees

The amounts set forth opposite “Tax Fees” above reflect the aggregate fees billed for Fiscal 2026 and Fiscal 2025 for professional services rendered for tax compliance and return preparation. The compliance and return preparation services consisted of the preparation of original and amended tax returns and support during the income tax audit or inquiries.

The Audit Committee’s policy is to pre-approve all audit services and all non-audit services that our independent accountants are permitted to perform for us under applicable federal securities regulations. The Audit Committee’s policy utilizes an annual review and general pre-approval of certain categories of specified services that may be provided by the independent accountant, up to pre-determined fee levels. Any proposed services not qualifying as a pre-approved specified service, and pre-approved services exceeding the pre-determined fee levels, require further specific pre-approval by the Audit Committee. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and non-audit services proposed to be performed by the independent accountants. Since June 30, 2004, all services provided by our auditors require pre-approval by the Audit Committee. The policy has not been waived in any instance.

Auditor Independence

Our Audit Committee and our full Board of Directors considered that the work done for us in Fiscal 2026 and Fiscal 2025 respectively, by Forvis Mazars was compatible with maintaining Forvis Mazars independence.

Required Vote and Recommendation

Ratification of the selection of Forvis Mazars LLP as the Company’s independent registered public accounting firm for our fiscal year ending June 30, 2027 requires the affirmative vote of a majority of the shares present, either in person or represented by proxy, and entitled to vote on this Proposal No. 4 at the Annual Meeting. A properly executed proxy marked “ABSTAIN” will not be voted, although it will be counted as present and entitled to vote for purposes of this Proposal No. 4.  Accordingly, an abstention will have the effect of a vote against this Proposal No. 4. A broker or other nominee will generally have discretionary authority to vote on this Proposal No. 4 because it is considered a routine matter, and therefore we do not expect broker non-votes with respect to this Proposal No. 4. However, any broker non-votes received will have no effect on the outcome of this Proposal No. 4.

Unless otherwise instructed on the proxy or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” the ratification of Forvis Mazars as the Company’s independent registered public accounting firm for our fiscal year ending June 30, 2027.

Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our Company and our shareholders.

The Board recommends that shareholders vote “FOR” the ratification of the selection of Forvis Mazars LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2027.

CORPORATE GOVERNANCE

Corporate Governance Program

Our Board has established a written Corporate Governance Program to address significant corporate governance issues that may arise. It sets forth the responsibilities and qualification standards of the members of the Board and is intended as a governance framework within which the Board, assisted by its committees, directs our affairs.

Policy Against Hedging Stock

Our policy prohibits our directors, officers, and other employees, and their designees, from engaging in short sales or from hedging transactions of any nature that are designed to hedge or offset a decrease in market value of such person’s ownership of the Company’s equity securities.

Code of Ethics

The Company has adopted a written code of business conduct and ethics applicable to all directors, officers, management and employees.  A copy of the Company's code of business conduct and ethics may be obtained, without charge, upon written request to the Secretary of the Company at Block 1008 Toa Payoh North #03-09 Singapore 318996. The Code of Ethics is available on the Company’s website at: https://www.triotech.com/investor-relations/.

Insider Trading Policy

We have adopted an Insider Trading Policy governing the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers, employees, and consultants and contractors to the Company, designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards. A form of the Insider Trading Policy is available on the Company’s website at: https://www.triotech.com/investor-relations/.

Board Leadership Structure

Our Board has discretion to determine whether to separate or combine the roles of Chairman of the Board and Chief Executive Officer. Our Chairman and Chief Executive Officer, Mr. Yong, has served in executive roles and as a Director of the Company since 1990, and was elected Chairman of the Board in September 2023. Our Board believes that his combined role is advantageous to the Company and its shareholders. A number of factors support the leadership structure chosen by the Board, including, without limitation, Mr. Yong’s possession of in-depth knowledge of the Company, as well as the issues, opportunities and risks facing us, our business and our industry and is best positioned to fulfill the combined role to more effectively execute the Company’s strategic initiatives and business plans, as well as develop meeting agendas that focus the Board’s time and attention on critical matters and to facilitate constructive dialogue among Board members on strategic issues.

In addition to Mr. Yong’s leadership, the Board maintains effective independent oversight through a number of governance practices, including, open and direct communication with management, input on meeting agendas, and regular executive sessions.

Risk Management

The Chief Executive Officer, Chief Financial Officer, and senior management are primarily responsible for identifying and managing the risks facing the Company, and the Board oversees these efforts. The Chief Executive Officer and Chief Financial Officer report to the Board regarding any risks identified and steps the Company is taking to manage those risks. In addition, the Audit Committee identifies, monitors and analyzes the priority of financial risks, and reports to the Board regarding its financial risk assessments.

Certain Relationships and Related Transactions

The Board’s Audit Committee is responsible for review, approval, or ratification of “related-person transactions” between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% shareholder of the Company and their immediate family members. The Company's code of business conduct and ethics provides guidance to the Audit Committee for addressing actual or potential conflicts of interest that may arise from transactions and relationships between the Company and its executive officers or directors.  Potential conflicts relating to other personnel must be addressed by the Chief Executive Officer or the Chief Financial Officer. There were no related party transactions during Fiscal 2026 for which disclosure would be required under SEC rules.

BOARD MEETINGS AND COMMITTEES

The Board held seventeen regularly scheduled and special meetings during Fiscal 2026. All of the directors attended (in person or by video conference) at least 75% of the meetings of the Board and any committees of the Board on which they served during the last full fiscal year. Directors are expected to use their best efforts to be present at the Annual Meeting of Shareholders. All of our directors attended the Annual Meeting of Shareholders held on December 10, 2025.

The Board has a standing Nominating and Corporate Governance Committee, which currently consists of three independent directors: Richard M. Horowitz, Victor H. M. Ting and Jason T. Adelman. Mr. Horowitz currently serves as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has oversight responsibility for determining the size, composition and structure of the Board and its committees, the nomination of directors, reviewing related party transactions and other matters involving actual or potential conflicts of interest, reviewing corporate social responsibility and related environmental, social and governance matters, among other related responsibilities. The Nominating and Corporate Governance Committee met once during Fiscal 2026. The Nominating and Corporate Governance Committee has a written charter, available on the Company’s website at https://www.triotech.com/investor-relations/.

The Board has also adopted a resolution addressing the nomination process and related matters and it states, among other things, that the Board believes that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board's ability to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company's affairs that its directors have accumulated during their tenure. The resolution further states that the Board will evaluate the performance of its Board members on an annual basis in connection with the nomination process. The Board may solicit recommendations for nominees from persons that the Board believes are likely to be familiar with qualified candidates, including without limitation members of the Board and management of the Company. The Board may also determine to engage a professional search firm to assist in identifying qualified candidates if the need arises. The Board has not adopted specific minimum qualifications for a position on the Company’s Board or any specific skills or qualities that the Board believes are necessary for one or more of its members to possess. However, the Board will consider various factors including without limitation the candidate’s qualifications, the extent to which the membership of the candidate on the Board will promote diversity among the directors, and such other factors as the Board may deem to be relevant at the time and under the then existing facts and circumstances. The Company does not have a formal policy with regard to the consideration of diversity in identifying nominees for director. The Board seeks to nominate directors with a variety of skills and experience so that the Board will have the necessary expertise to oversee the Company’s business.

The Board will consider candidates proposed by shareholders of the Company and will evaluate all such candidates upon criteria similar to the criteria used by the Board to evaluate other candidates. Shareholders desiring to propose a nominee for election to the Board must do so in writing sufficiently in advance of an annual meeting so that the Board has the opportunity to make an appropriate evaluation of such candidate and his or her qualifications and skills and to obtain information necessary for preparing all of the disclosures required to be included in the Company’s proxy statement for the related meeting should such proposed candidate be nominated for election by shareholders. Shareholder candidate proposals should be sent to the attention of the Secretary of the Company at Block 1008 Toa Payoh North #03-09 Singapore 318996.

The Board has a standing Compensation Committee, which currently consists of three independent directors: Richard M. Horowitz, Victor H. M. Ting and Jason T. Adelman. Mr. Adelman currently serves as the Chairman of the Compensation Committee. The Compensation Committee determines salary and bonus arrangements. The Compensation Committee met four times during Fiscal 2026. The Compensation Committee has a written charter, available on the Company’s website at https://www.triotech.com/investor-relations/. For Fiscal 2026, the Compensation Committee did not retain a third-party consultant to review the Company’s current policies and procedures with respect to executive compensation.

The Board has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, the members of which consist of Jason T. Adelman, Victor H. M. Ting and Richard M. Horowitz. Mr. Horowitz currently serves as the Chairman of the Audit Committee. The Board has determined that the Audit Committee has at least one financial expert, Richard M. Horowitz. The Board has affirmatively determined that Richard M. Horowitz does not have a material relationship with the Company that would interfere with the exercise of independent judgment and is “independent” as independence is defined under the applicable rules of Nasdaq. Pursuant to its written charter, which charter was adopted by the Board, and is available at https://www.triotech.com/investor-relations/, the Audit Committee is charged with, among other responsibilities, selecting our independent public accountants, reviewing our annual audit and meeting with our independent public accountants to review planned audit procedures. The Audit Committee also reviews with the independent public accountants and management the results of the audit, including any recommendations of the independent public accountants for improvements in accounting procedures and internal controls. The Audit Committee held seven meetings during Fiscal 2026. Each of the members of the Audit Committee satisfies the independence standards specified under the applicable rules of Nasdaq and Rule 10A-3 under the Exchange Act.

The Board maintains effective independent oversight through a number of governance practices, including open and direct communication with management, input on meeting agendas, and regular executive sessions. Non-management directors meet in executive session at least [annually / quarterly]. The chairman of each of committees (Audit, Compensation, and Nominating & Corporate Governance) rotate as the presiding director for these sessions, typically alternating based on the topic of discussion.

REPORT OF THE AUDIT COMMITTEE

During the fiscal year ended June 30, 2026, the Audit Committee fulfilled its duties and responsibilities as outlined in its charter. The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements and related footnotes for the fiscal year ended June 30, 2026, and the independent auditor’s report on those financial statements, with the Company’s management and Forvis Mazars LLP, the Company’s independent auditor. Management presented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has discussed with Forvis Mazars LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. The Audit Committee’s review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s financial statements, including the disclosures relating to critical accounting policies.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. The Audit Committee has evaluated Forvis Mazars LLP’s qualifications, performance, and independence, including that of the lead audit partner. As part of its auditor engagement process, the Audit Committee considers whether to rotate the independent audit firm. The Audit Committee has established a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the Audit Committee or its delegate. The Company’s pre-approval policy is more fully described in this Proxy Statement under the heading “Independent Registered Public Accounting Firm.” The Audit Committee has concluded that provision of the non-audit services described in that section is compatible with maintaining the independence of Forvis Mazars LLP. In addition, the Audit Committee has received the written disclosure and the letter from Forvis Mazars LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Forvis Mazars LLP’s communications with the Audit Committee concerning independence and has discussed with Forvis Mazars LLP its independence.

Based on the above-described review, written disclosures, letter and discussions, the Audit Committee recommended to the Board of the Company that the audited financial statements for the fiscal year ended June 30, 2026 be included in the Company’s Annual Report on Form 10-K.

Dated October 26, 2026

THE AUDIT COMMITTEE

Richard M. Horowitz, Chairman

Victor H. M. Ting

Jason T. Adelman

DIRECTOR COMPENSATION

Our directors play a critical role in guiding our strategic direction and overseeing our management. In order to compensate them for their substantial time commitment, we provide a mix of cash and equity-based compensation. We do not provide pension or retirement plans for non-employee directors. S.W. Yong, Chairman of the Board, does not receive separate cash compensation for Board service as he is an employee director.

During Fiscal 2026, Richard M. Horowitz, and Jason T. Adelman, as non‑employee directors, received quarterly fees of $12,000 for each of the first two quarters and $16,000 for each of the last two quarters, including for service on the various committees of which they are members. The directors were also reimbursed for out-of-pocket expenses incurred in attending meetings. Victor H.M. Ting, as a non‑employee director, received quarterly fees of $9,000 for each of the first two quarters and $12,000 for each of the last two quarters.

Each of our directors is entitled to participate in our Amended and Restated 2017 Directors Equity Incentive Plan (the “2017 Directors Plan”). Mr. Yong, as an employee of the Company, is entitled to participate in our 2017 Employee Stock Option Plan (the “2017 Employee Plan”) and the 2017 Directors Plan. On January 9, 2026, pursuant to the 2017 Directors Plan, Messrs. Horowitz and Adelman each were granted an option to purchase 70,000 shares of Common Stock at an exercise price of $6.92 per share, and Mr. Ting was granted an option to purchase 60,000 shares of Common Stock at an exercise price of $6.92 per share. Each such option vests in eight equal quarterly installments beginning on the date of the grant, and will terminate five years from the date of grant unless terminated pursuant to the 2017 Directors Plan. The exercise price under the options was set at 100% of fair market value (as defined in the 2017 Directors Plan) of the Company’s Common Stock on the date of grant of each such option. Information regarding the option grant to Mr. Yong is described under the section titled EXECUTIVE COMPENSATION below.

As of June 30, 2026, there were 319,679 shares available for grant under the 2017 Directors Plan and 55,506 shares available for grant under the 2017 Employee Plan.

The Compensation Committee reviewed the average directors’ fees for comparable public companies. The Compensation Committee believes that the director fees paid to its directors were and are substantially less than the fees paid to directors of comparable public companies. Directors’ compensation may be increased based on the profitability of the Company.

The following table contains information on compensation for our non-employee members of our Board for Fiscal 2026.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)

Richard M. Horowitz (2)	56,000	178,500	234,500
Victor H.M. Ting (3)	42,000	153,000	195,000
Jason T. Adelman (4)	56,000	178,500	234,500

(1)

The option awards are based on the fair value of stock options on the grant date computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC Topic 718”).

(2)	The total number of shares underlying option awards outstanding held by Mr. Horowitz as of June 30, 2026 were 290,069.

(3)	The total number of shares underlying option awards outstanding held by Mr. Ting as of June 30, 2026 were 242,066.

(4)	The total number of shares underlying option awards outstanding held by Mr. Adelman as of June 30, 2026 were 70,000.

EXECUTIVE OFFICERS

The following persons were our only executive officers as of October 19, 2026:

S. W. Yong – Mr. Yong, age 73, is the Company’s Chairman and Chief Executive Officer. Biographical information regarding Mr. Yong is set forth under the section entitled “Election of Directors.”

Anitha Srinivasan – Ms. Srinivasan, age 47, was appointed as the Company’s Chief Financial Officer effective July 1, 2022. Ms. Srinivasan, a Chartered Accountant and a Certified Internal Auditor, has over twenty years of diversified experience in areas of audit, finance and corporate consulting. Ms. Srinivasan was a consultant to the Company for more than the past five years and served as the Internal Audit Team Leader of the Company. She had been employed by the Company from 2006 to 2012. She holds a Bachelor’s Degree in Commerce from the University of Madras, India. She is a member of The Institute of Singapore Chartered Accountants, The Institute of Chartered Accountants of India and The Institute of Internal Auditors.

Hwee Poh Lim – Mr. Lim, age 67, is the Company’s Senior Corporate Vice President and Chief Operating Officer (Testing Group). Mr. Lim joined the Company in 1982 and became the Quality Assurance Manager in 1985. He was promoted to the position of Operations Manager in 1988. In 1990 he was promoted to Business Manager and was responsible for the Malaysian operations in Penang and Kuala Lumpur. Mr. Lim became the General Manager of the Company’s Malaysia subsidiary in 1991. In February 1993, all test facilities in Southeast Asia came under Mr. Lim’s responsibility. He holds diplomas in Electronics & Communications and Industrial Management and a Master’s Degree in Business Administration. He was appointed Corporate Vice‑President‑Testing in July 1998. He was promoted to Senior Corporate Vice President and Chief Operating Officer (Testing Group) in January 2023.

EQUITY COMPENSATION PLAN INFORMATION

On September 14, 2017, the Board unanimously adopted the 2017 Employee Plan and the 2017 Directors Plan, each of which was approved by the shareholders on December 4, 2017. The purpose of these two plans is also to enable the Company to attract and retain top-quality employees, officers, directors and consultants and to provide them with an incentive to enhance shareholder return as well as contributing to the Company’s long-term growth and profitability objectives.

The following table provides information as of June 30, 2026 with respect to the following compensation plans of the Company under which equity securities of the Company are authorized for issuance:

EQUITY COMPENSATION PLAN INFORMATION

	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in
Plan Category	(a)	(b)	column (a))
Equity compensation plans approved by shareholders:
2017 Employee Plan	549,190	$3.41	55,506
2017 Directors Plan	762,085	$4.01	319,679
Total	1,311,275		375,185

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

The Compensation Committee reviews and approves corporate goals and objectives relating to the compensation of the Chief Executive Officer; reviews goals and objectives of other executive officers; establishes the performance criteria (including both long-term and short-term goals) to be considered in light of those goals and objectives; evaluates the performance of the executives; determines and approves the compensation level for the Chief Executive Officer; and reviews and approves compensation levels of other key executive officers.

Compensation Objectives

The Company operates in a highly competitive and rapidly changing industry. The key objectives of the Company’s executive compensation programs are to:

●	attract, motivate and retain executives who drive the Company’s success and industry leadership;

●	provide each executive, from Vice-President to Chief Executive Officer, with a base salary based on the market value of that role, and the individual’s demonstrated ability to perform that role;

●

motivate executives to create sustained shareholder value by ensuring all executives have an “at risk” component of total compensation that reflects their ability to influence business outcomes and financial performance.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward each individual executive officer’s contribution to the advancement of the Company’s overall performance and execution of our goals, ideas and objectives. It is designed to reward and encourage exceptional performance at the individual level in the areas of organization, creativity and responsibility while supporting the Company’s core values and ambitions. This in turn aligns the interest of our executive officers with the interests of our shareholders, and thus with the interests of the Company.

Determining Executive Compensation

The Compensation Committee reviews and approves the compensation program for executive officers annually after the closing of each fiscal year. Reviewing the compensation program at such time allows the Compensation Committee to consider the overall performance of the past fiscal year and the financial and operating plans for the upcoming fiscal year in determining the compensation program for the upcoming fiscal year.

The Compensation Committee also annually reviews market compensation levels with comparable jobs in the industry to determine whether the total compensation for our officers remains in the targeted median pay range. This assessment includes evaluation of base salary, annual incentive opportunities, and long-term incentives for the key executive officers of the Company. The Company did not hire any compensation consultants in connection with setting executive compensation for Fiscal 2026.

The Compensation Committee’s compensation decisions are based on the Company’s operational performance, the performance and contribution of each individual officer, and the compensation budget and objectives of the Company. The Compensation Committee also considers other factors, such as the experience and potential of the officer and the market compensation level for a similar position.

Role of Executive Officers in Determining Executive Compensation

The Compensation Committee determines compensation for the Chief Executive Officer, which is based on different factors, such as level of responsibility and contributions to the performance of the Company. The Chief Executive Officer recommends the compensation for the Company's executive officers (other than the compensation of the Chief Executive Officer) to the Compensation Committee. The Compensation Committee reviews the recommendations made by the Chief Executive Officer and determines the compensation of the Chief Executive Officer and the other executive officers. The Chief Executive Officer is not present during voting on, or deliberations concerning, his compensation.

Components of Executive Compensation

The Company’s compensation program has three major components: (1) base annual salary; (2) potential annual cash incentive awards that are based primarily on financial performance of the Company or its relevant business operating units; and (3) long-term incentive compensation in the form of stock options.

Base Salary

Base salaries are provided as compensation for day-to-day responsibilities and services to the Company and to meet the objective of attracting and retaining the talent needed to run the business.

Base salary for our executive officers was determined utilizing various factors.

One factor that was taken into account in determining base salary for our executive officers was the compensation policies of other companies comparable in size to and within substantially the same industry as the Company. Keeping our executive officers’ salaries in line with the market ensures the Company’s competitiveness in the marketplace in which the Company competes for talent.

Another factor taken into account in determining base salary for our executive officers was salaries paid by us to our executive officers during the immediately preceding year and increases in the cost of living.

The salary for each of our Named Executive Officers for the year ended June 30, 2026 and the percentage increase in their salary from the prior fiscal year’s salary were as follows:

Executives (1)	Base Salary	Percent Increased (2)
S. W. Yong, Chairman and Chief Executive Officer	$296,824	6.0%
Anitha Srinivasan, Chief Financial Officer	$129,510	8.6%
Hwee Poh Lim, Senior Corporate Vice President and Chief Operating Officer (Testing Group)	$141,686	8.1%

(1)	Singapore executive officers’ base salaries are credited with a compulsory contribution ranging from 2.1% to 10.7% of base salary as required under Singapore’s provident pension fund.

(2)

Percent increase is based on the increase in base salary in the currency of Singapore. The appreciation of Singapore dollars against U.S. dollars is excluded in the calculation. The base cash compensation for the above-named officers of the Company, each of whom resides in Singapore, in Fiscal 2026, was denominated in the currency of Singapore. The exchange rate therefore was established as of June 30, 2026 and was computed to be 1.2846 Singapore dollars to each U.S. dollar.

Bonuses

The Compensation Committee approves the bonus formula for Company's executive officers annually, as intended to satisfy the requirements of Section 162(m) of the Code.

The bonus for each of our Named Executive Officers paid in the year ended June 30, 2026 for prior year efforts was as follows:

Executives	Bonus
S. W. Yong, Chairman and Chief Executive Officer	$30,835
Anitha Srinivasan, Chief Financial Officer	$16,722
Hwee Poh Lim, Senior Corporate Vice President and Chief Operating Officer (Testing Group)	$11,576

Option Grants

Stock options are intended to align the interests of key executives and shareholders by placing a portion of the key executives’ compensation at risk, tied to long-term shareholder value creation. Stock options are granted at 100% of the “fair market value” (as defined under the applicable plan) of the Company’s Common Stock on the date of grant. The Compensation Committee believes that stock options are flexible and relatively inexpensive to implement when compared with cash bonuses. It also has no negative impact on the Company’s cash flow. The Compensation Committee believes that long-term incentives in the form of stock options can better encourage the executive officers to improve operations and increase profits for the Company through participation in the growth in value of the Company’s Common Stock.

The Compensation Committee views any option grant portion of our executive officer compensation packages as a special form of long-term incentive compensation to be awarded on a limited and non-regular basis, with the exception of the Chief Executive Officer and Chief Financial Officer. The objective of these awards is to ensure that the interests of our executives are closely aligned with those of our shareholders. These awards provide rewards to our executive officers based upon the creation of incremental shareholder value and the attainment of long-term financial goals. Stock options produce value to our executive officers only if the price of our stock appreciates, thereby directly linking the interests of our executive officers with those of our shareholders.

Awards of stock options are determined based on the Compensation Committee’s subjective determination of the amount of awards necessary, as a supplement to an executive officer’s base salary, to retain and motivate the executive officer.

In Fiscal 2026, we granted the following stock options to the following Named Executive Officers pursuant to the 2017 Employee Plan as indicated below.

Executives	2017 Employee Plan
S. W. Yong, Chairman and Chief Executive Officer	80,000
Anitha Srinivasan, Chief Financial Officer	20,000
Hwee Poh Lim, Senior Corporate Vice President and Chief Operating Officer (Testing Group)	20,000

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Non-Public Information

Option grants to employees, executive officers and non-employee directors are made by the Compensation Committee under the 2017 Employee Plan and the 2017 Directors Plan from time to time, as determined by the Compensation Committee. We have a policy governing the timing of equity-based compensation awards to ensure integrity and compliance. We do not grant equity awards in anticipation of, or as a response to, the release of material nonpublic information that could affect the price of our Common Stock, nor do we adjust the timing of such information releases based on award grant dates. Equity awards are generally granted during open trading windows in accordance with our insider trading policy. Any equity awards made to executive officers or directors in connection with new hires, promotions, or other non-routine events are timed to coincide with the event giving rise to the grant, such as the commencement of employment or the effective date of a promotion.

During the year ended June 30, 2026, there were no equity grants made to our executive officers during any period beginning four business days before the filing of a periodic report or current report disclosing material non-public information and ending one business day after the filing or furnishing of such report with the SEC.

Delinquent Section 16(A) Reports

Pursuant to Rule 16a-2 of the Exchange Act, our directors, executive officers and beneficial owners of 10% or more of our Common Stock are currently required to file statements of beneficial ownership with respect to their ownership of our equity securities under Sections 13 or 16 of the Exchange Act. Based on a review of written representations from our executive officers and directors and a review of Forms 4 and 5 furnished to us, we believe that during Fiscal 2026 the directors, executive officers and owners of more than 10% of our Common Stock filed, on a timely basis, all reports required by Section 16(a) of the Exchange Act, with the exception of two late Form 4 filings by Mr. Adelman.

EXECUTIVE COMPENSATION

The following table sets forth information regarding the compensation awarded to or earned by our Named Executive Officers during the years ended June 30, 2026 and 2025, consisting of our principal executive officer, and the two most highly compensated executive officers other than our principal executive officer.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Option Awards ($) (2)		All Other Compensation ($)		Total ($)
S. W. Yong (3)	2026	296,824	30,835	221,600	(4)	25,800	(5)	575,059
Chairman and Chief Executive Officer	2025	279,952	108,967	106,000	(4)	25,114	(5)	520,033

Anitha Srinivasan	2026	129,510	16,722	21,800	(6)	25,104	(7)	193,136
Chief Financial Officer	2025	119,255	31,465	28,500	(6)	18,153	(7)	197,373

Hwee Poh Lim	2026	141,686	11,576	21,800	(8)	22,016	(9)	197,078
Senior Corporate Vice President and Chief Operating Officer (Testing Group)	2025	131,090	39,466	28,500	(8)	20,372	(9)	219,428

(1)	The amounts reported in this column represent annual cash bonus awards paid in each year under our annual cash incentive program for the financial performance of the Company in prior fiscal year.

(2)	The option awards are based on the fair value of stock options on the grant date computed in accordance with ASC Topic 718.

(3)	Mr. Yong did not receive any fees for services rendered as a director of the Company and Chairman of the Board.

(4)

A stock option covering 80,000 shares of Common Stock was granted to Mr. Yong pursuant to the 2017 Employee Plan on January 9, 2026. The option has a five-year term and vests over the period as follows: 25% vesting on the grant date and the remaining balance vesting in equal installments on the next three succeeding anniversaries of the grant date.

A stock option covering 80,000 shares of Common Stock was granted to Mr. Yong pursuant to the 2017 Employee Plan on March 26, 2025. The option has a five-year term and vests over the period as follows: 25% vesting on the grant date and the remaining balance vesting in equal installments on the next three succeeding anniversaries of the grant date.

(5)

The amount shown in the other compensation column for Mr. Yong for Fiscal 2026 includes central provident fund contributions of $6,165, car benefits of $16,569 and director fees of $3,066 for his service as a director of Trio-Tech Malaysia.

The amount shown in the other compensation column for Mr. Yong for Fiscal 2025 includes central provident fund contributions of $5,960, car benefits of $13,939 and director fees of $5,215 for his service as a director of Trio-Tech Malaysia.

Singapore officers are credited with a compulsory contribution to their central provident fund at a certain percentage of their base salaries and bonuses in accordance with Singapore law. The compulsory contribution with respect to Mr. Yong was 2.1% and 2.1% for Fiscal 2026 and 2025, respectively.

(6)

A stock option covering 20,000 shares of Common Stock was granted to Ms. Srinivasan pursuant to the 2017 Employee Plan on July 7, 2025. The option has a five-year term and vests over the period as follows: 25% vesting on the grant date and the remaining balance vesting in equal installments on the next three succeeding anniversaries of the grant date.

A stock option covering 20,000 shares of Common Stock was granted to Ms. Srinivasan pursuant to the 2017 Employee Plan on July 8, 2024. The option has a five-year term and vests over the period as follows: 25% vesting on the grant date and the remaining balance vesting in equal installments on the next three succeeding anniversaries of the grant date.

(7)

The amount shown in the other compensation column for Ms. Srinivasan for Fiscal 2026 includes central provident fund contributions of $13,843 car benefits $9,341 and director fees of $1,920 for her service as a director of Trio-Tech Malaysia.

The amount shown in the other compensation column for Ms. Srinivasan for Fiscal 2025 includes central provident fund contributions of $13,638 and car benefits $4,515.

Singapore officers are credited with a compulsory contribution to their central provident fund at a certain percentage of their base salaries and bonuses in accordance with Singapore law. The compulsory contribution with respect to Ms. Srinivasan was 10.7% and 11.4% for Fiscal 2026 and 2025, respectively.

(8)

In Fiscal 2026, a stock option covering 20,000 shares of Common Stock was granted to Mr. Lim pursuant to the 2017 Employee Plan on July 7, 2025. The option has a five-year term and vests over the period as follows: 25% vesting on the grant date and the remaining balance vesting in equal installments on the next three succeeding anniversaries of the grant date.

In Fiscal 2025, a stock option covering 20,000 shares of Common Stock was granted to Mr. Lim pursuant to the 2017 Employee Plan on July 8, 2024. The option has a five-year term and vests over the period as follows: 25% vesting on the grant date and the remaining balance vesting in equal installments on the next three succeeding anniversaries of the grant date.

(9)

The amount shown in the other compensation column for Mr. Lim for Fiscal 2026 includes central provident fund contributions of $7,398, car benefits $11,552 and director fees of $3,066 for his service as a director of Trio-Tech Malaysia.

The amount shown in the other compensation column for Mr. Lim for Fiscal 2025 includes central provident fund contributions of $7,152, car benefits $10,896 and director fees of $2,324 for his service as a director of Trio-Tech Malaysia

Singapore officers are credited with a compulsory contribution to their central provident fund at a certain percentage of their base salaries and bonuses in accordance with Singapore law. The compulsory contribution with respect to Mr. Lim was 5.2% and 5.5% for Fiscal 2026 and 2025, respectively.

Narrative Disclosure to Summary Compensation Table

Base Salary. Base salary for Fiscal 2026 for Mr. Yong, Ms. Srinivasan and Mr. Lim were $296,824, $129,510, and $141,686 respectively.

Bonuses. Bonuses paid in Fiscal 2026 for prior year efforts for Mr. Yong, Ms. Srinivasan and Mr. Lim were $30,835, $16,722 and $11,576, respectively.

Option Awards. Stock options are granted at 100% of the fair market value of the Company’s Common Stock on the date of grant. Awards of stock options are determined based on the Compensation Committee’s subjective determination of amount of awards necessary, as a supplement to an executive officer’s base salary, to retain and motivate the executive officer.

In Fiscal 2026, stock options covering 40,000 shares and 80,000 shares were granted on July 7, 2025 and January 9, 2026, respectively, pursuant to the 2017 Employee Plan, which stock options vest over the period as follows: 25% vesting on the grant date and the remaining balance vesting in equal installments on the next three succeeding anniversaries of the grant date.

In Fiscal 2025, stock options covering 40,064 shares and 80,000 shares were granted on July 8, 2024 and March 26, 2025, respectively, pursuant to the 2017 Employee Plan, which stock options vest over the period as follows: 25% vesting on the grant date and the remaining balance vesting in equal installments on the next three succeeding anniversaries of the grant date.

All Other Compensation. All other compensation includes central provident fund contributions at a certain percentage of the base salaries in accordance with Singapore law, car benefits and director fees for service as a director for certain subsidiaries of the Company.

The Company does not generally provide its executive officers with payments or other benefits at, following, or in connection with retirement. The Company does not have a nonqualified deferred compensation plan that provides for deferral of compensation on a basis that is not tax-qualified for its executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning shares of our Common Stock covered by exercisable and unexercisable options held by the Named Executive Officers as of June 30, 2026.

Outstanding Equity Awards At June 30, 2026

	Option Awards
	Number of Securities Underlying Unexercised Options		Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration
Name	(#) Exercisable		(#) Unexercisable	($)	Date
S. W. Yong	50,000	(1)	-	$3.88	March 23, 2027
	59,962	(2)	-	$2.25	March 21, 2028
	60,080	(3)	20,027	$2.51	January 15, 2029
	40,000	(4)	40,000	$3.11	March 25, 2030
	20,000	(5)	60,000	$6.92	January 8, 2031

Anitha Srinivasan	3,000	(6)	-	$2.59	July 17, 2027
	-	(7)	3,002	$2.44	July 4, 2028
	8,005	(3)	5,012	$2.51	January 15, 2029
	3,001	(8)	10,016	$3.09	July 7, 2029
	5,000	(9)	15,000	$2.62	July 6, 2030

Hwee Poh Lim	-	(7)	5,003	$2.44	July 4, 2028
	-	(3)	6,258	$2.51	January 15, 2029
	-	(8)	10,016	$3.09	July 7, 2029
	-	(9)	15,000	$2.62	July 6, 2030

(1)	Stock option granted on March 24, 2022 pursuant to the 2017 Employee Plan, that fully vested on March 24, 2025 (one-fourth of the grant vested every year beginning on March 24, 2022).

(2)	Stock option granted on March 22, 2023 pursuant to the 2017 Employee Plan, that fully vested on March 22, 2026 (one-fourth of the grant vested every year beginning on March 22, 2023).

(3)

Stock option granted on January 16, 2024 pursuant to the 2017 Employee Plan, that will fully vest on January 16, 2027 (one-fourth of the grant vested or will vest every year beginning on January 16, 2024).

(4)	Stock option granted on March 26, 2025 pursuant to the 2017 Employee Plan, that will fully vest on March 26, 2028 (one-fourth of the grant vested or will vest every year beginning on March 26, 2025).

(5)

Stock option granted on January 9, 2026 pursuant to the 2017 Employee Plan, that will fully vest on January 9, 2029 (one-fourth of the grant vested or will vest every year beginning on January 9, 2026).

(6)	Stock option granted on July 18, 2022 pursuant to the 2017 Employee Plan, that fully vested on July 18, 2025 (one-fourth of the grant vested every year beginning on July 18, 2022).

(7)	Stock option granted on July 5, 2023 pursuant to the 2017 Employee Plan, will fully vest on July 5, 2026 (one-fourth of the grant vested or will vest every year beginning on July 5, 2023).

(8)	Stock option granted on July 8, 2024 pursuant to the 2017 Employee Plan, will fully vest on July 8, 2027 (one-fourth of the grant vested or will vest every year beginning on July 8, 2024).

(9)	Stock option granted on July 7, 2025 pursuant to the 2017 Employee Plan, will fully vest on July 7, 2028 (one-fourth of the grant vested or will vest every year beginning on July 7, 2025).

PAY VERSUS PERFORMANCE

The following table presents certain information regarding compensation paid to the Company’s Principal Executive Officer (“PEO”) and other Named Executive Officers (“Other NEOs” or “Non-PEOs”), and certain measures of financial performance, for the years ended June 30, 2026, 2025 and 2024. The amounts shown below are calculated in accordance with Item 402(v) of Regulation S-K. The Compensation Committee believes that the 2026 compensation decisions for the PEO and Non-PEOs are reflective of the firm’s overall operating, strategic, financial and stock price performance and thus aligned with shareholders.

Pay Versus Performance Table

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1)	Average Summary Compensation Total for Non-PEO Named Executive Officers (2)	Average Compensation Actually paid To Non-PEO Named Executive Officers (2)	Value of Initial $100 Investment based on Total Shareholder Return (3)	Net (Loss) / Income ($)

2026	$575,059	$1,610,743	$195,107	$534,996	$237	$(34,000)
2025	$520,033	$456,883	$208,400	$197,108	$104	$(41,000)
2024	$535,708	$609,083	$221,614	$239,392	$116	$1,050,000

(1)

S. W. Yong served as the Company’s PEO during the fiscal years presented. The following amounts were added and deducted from the Summary Compensation Table (“SCT”) amount to determine the compensation actually paid to the PEO in accordance with SEC regulations:

Adjustments to Determine Compensation “Actually Paid”	Year Ended June 30, 2026	Year Ended June 30, 2025	Year Ended June 30, 2024
Deduction for Amount Reported under the “Option Awards” column in the SCT	$(221,600)	$(106,000)	$(98,800)
Increase for the Fair Value of Awards Granted during year that remain unvested as of year-end	504,600	55,200	98,700
Increase for the Fair Value of Awards Granted during year that remain vested as of year-end	168,200	18,400	32,900
Increase/deduction for Change in Fair Value from prior year-end to current year-end of Awards Granted prior to year-end that were outstanding and unvested as of year-end	496,220	(28,925)	26,800
Increase/deduction for Change in Fair Value from prior year-end to Vesting Date of Awards Granted prior to year-end that vested during year	88,264	(1,825)	13,775
Total Adjustments	$1,035,684	$(63,150)	$73,375

(2)

For the year ended June 30, 2026, 2025 and 2024, Anitha Srinivasan and Hwee Poh Lim were our Other NEOs. The following amounts were added and deducted from the Summary Compensation Table (“SCT”) amount to determine the compensation actually paid to the Other NEOs in accordance with SEC regulations:

	Year Ended June 30, 2026	Year Ended June 30, 2025	Year Ended June 30, 2024
Deduction for Amount Reported under the “Option Awards” column in the SCT	$(21,800)	$(28,500)	$(46,828)
Increase for the Fair Value of Awards Granted during year that remain unvested as of year-end	155,700	16,125	47,739
Increase for the Fair Value of Awards Granted during year that remain vested as of year-end	51,900	5,375	15,913
Increase/deduction for Change in Fair Value from prior year-end to current year-end of Awards Granted prior to year-end that were outstanding and unvested as of year-end	149,987	(3,199)	725
Increase/deduction for Change in Fair Value from prior year-end to Vesting Date of Awards Granted prior to year-end that vested during year	4,102	(1,092)	229
Total Adjustments	$339,889	$(11,291)	$17,778

(3)

Represents the cumulative shareholder return of a fixed investment of $100 made at the closing price of the Company’s Common Stock at June 30, 2021 for the measurement period beginning on such date and continuing through and including the end of the applicable fiscal year reflected in the table.

Analysis of the Information Presented in the Pay Versus Performance Table

The Company's compensation structure consists of three primary components: (1) the base annual salary; (2) potential annual cash incentives; and (3) long-term incentive compensation through stock options. The Company emphasizes a pay-for-performance approach, where annual cash incentives are linked to metrics closely tied to the growth and profitability of our business. The objective of potential annual cash incentives is to establish a balanced alignment between the interests of executives and shareholders, while the other components of compensation are designed to support the Company's long-term retention initiatives.

We generally seek to incentivize long-term performance, and therefore do not specifically align our performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.

PEO

From Fiscal 2025 to Fiscal 2026, compensation actually paid to the PEO increased by $1.15 million or 253%. Over the same period, the Company’s Total Shareholder Return increased by 128%. A key factor that drove the increased in pay during this period was due to increase in the fair value of the awards granted.

From Fiscal 2024 to Fiscal 2025, compensation actually paid to the PEO decreased by $152,200 or 25%. Over the same period, the Company’s Total Shareholder Return decreased by 10%. A key factor that drove the decrease in pay during this period was due to decrease in the fair value of the awards granted and also lower bonus pay-out compared to a year ago.

Other NEOs

From 2025 to Fiscal 2026, compensation actually paid to the Other NEOs increased by $337,888 or 171% over the same period, the Company’s Total Shareholder Return increased by 128%. The increased in pay during this period was primarily driven by increase in fair value of awards granted.

From 2024 to Fiscal 2025, compensation actually paid to the Other NEOs decreased by $42,284 or 18%. Over the same period, the Company’s Total Shareholder Return decreased by 10%. The decrease in pay during this period was primarily driven by lower fair value of awards granted and also lower bonus pay-out compared to a year ago.

Compensation Actually Paid and Net Income

Our Company has not historically looked to net income as a performance measure for our executive compensation program. In Fiscal 2026, our net loss decreased by 17%, or $7,000 from Fiscal 2025, and the compensation actually paid for our PEO and Named Executive Officers increased during this period, primarily due to higher fair value of the awards granted.

In Fiscal 2025, our net income decreased 104%, or $1.09 million from Fiscal 2024, and the compensation actually paid for our PEO and Named Executive Officers decreased during this period, primarily due to lower fair value of the awards granted.

Compensation Actually Paid and Cumulative Total Shareholder Return (“TSR”)

Historically, we have not used financial performance measures such as TSR to align with compensation actually paid to our PEO and Other NEOs. As described in more detail in the section EXECUTIVE COMPENSATION - Narrative Disclosure to Summary Compensation Table, part of the compensation that our PEO and Other NEOs are eligible to receive consists of annual performance-based cash bonuses and equity awards designed to provide appropriate incentives to our executives to achieve defined annual corporate goals.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of our Company under the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 19, 2026, certain information regarding the beneficial ownership of the Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of its Common Stock, (ii) each of the directors of the Company, (iii) each of the Named Executive Officers, and (iv) all executive officers and directors of the Company as a group. To the knowledge of the Company, unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to shares beneficially owned, subject to applicable community property and similar statutes.

Name	Amount of Shares Owned Beneficially (1)		Percent of Class (1)

Executive Officers and Directors:
S. W. Yong (2)	1,490,289		14.2%
Richard M. Horowitz (3)	919,853		8.7%
Victor H. M. Ting (4)	343,110		3.3%
Jason T. Adelman (5)	245,094		2.4%
Hwee Poh Lim(6)	247,529		2.4%
Anitha Srinivasan(7)	59,281		0.6%
All Executive Officers and Directors as a group (6 persons)	3,305,156	(8)	31.6%

(1)

The percent of class is based upon 10,338,265 shares outstanding as of October 19, 2026. The number of shares indicated and the percentage shown for each individual assumes the exercise of options that are presently exercisable or may become exercisable within 60 days from October 19, 2026, which are held by that individual or by all executive officers and directors as a group, as the case may be. The address for each of the directors and executive officers above is in care of the Company at Block 1008 Toa Payoh North Unit 03-09 Singapore.

(2)

Includes an aggregate of 180,042 shares of the Common Stock that may be acquired upon the exercise of options which are presently exercisable, or which may become exercisable within 60 days from October 19, 2026, at exercise prices from $2.25 to $6.92 per share.

(3)

Includes an aggregate of 255,069 shares of the Common Stock that may be acquired upon the exercise of options which are presently exercisable or which may become exercisable within 60 days from October 19, 2026, at exercise prices from $2.25 to $6.92 per share.

(4)

Includes an aggregate of 212,066 shares of the Common Stock that may be acquired upon the exercise of options which are presently exercisable or which may become exercisable within 60 days from October 19, 2026, at exercise prices from $2.25 to $6.92 per share.

(5)

Includes an aggregate of 35,000 shares of the Common Stock that may be acquired upon the exercise of options which are presently exercisable or which may become exercisable within 60 days from October 19, 2026, at exercise prices of $6.92 per share.

(6)

Includes an aggregate of 16,261 shares of the Common Stock that may be acquired upon the exercise of options which are presently exercisable or which may become exercisable within 60 days from October 19, 2026, at an exercise price of $2.44 to $9.74 per share.

(7)

Includes an aggregate of 19,259 shares of the Common Stock that may be acquired upon the exercise of options which are presently exercisable or which may become exercisable within 60 days from October 19, 2026, at an exercise price of $2.51 to $9.74 per share.

(8)

Includes an aggregate of 717,697 shares of the Common Stock that may be acquired upon the exercise of options which are presently exercisable or which may become exercisable within 60 days from October 19, 2026, at exercise prices from $2.25 to $9.74 per share.

The Company does not know of any arrangements that may at a subsequent date result in a change of control of the Company.

ADDITIONAL MEETING INFORMATION

Shareholder Proposals

Shareholders who wish to present proposals at the Annual Meeting to be held following the end of the fiscal year ended June 30, 2027 should submit their proposals in writing to the Secretary of the Company at the Company’s principal executive offices located at Block 1008 Toa Payoh North, Unit 03-09 Singapore 318996. Rule 14a-8 requires that we receive such proposals not less than 120 days prior to the one-year anniversary of the date of this Proxy Statement for inclusion in next year’s proxy statement and proxy card. If a shareholder intends to present a proposal at the next annual meeting of shareholders but does not seek inclusion of that proposal in the proxy statement for that meeting, the holders of proxies for that meeting will be entitled to exercise their discretionary authority on that proposal if the Company does not have notice of the proposal not more than 90 days nor less than 60 days before the 2027 annual meeting of shareholders.

Householding Of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A number of brokers with account holders who are shareholders of the Company will be “householding” the Company’s proxy materials. A single set of the Company’s proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of the Company’s proxy materials, please notify your broker or direct a written request to the Company. This request should be directed to the Corporate Secretary, Trio‑Tech International, Block 1008 Toa Payoh North #03-09 Singapore 318996 or at (65) 6354-9813 or at corpsec@triotech.com.sg. The Company undertakes to deliver promptly, upon any such oral or written request, a separate copy of its proxy materials to a shareholder at a shared address to which a single copy of these documents was delivered. Shareholders who currently receive multiple copies of the Company’s proxy materials at their address and would like to request “householding” of their communications should contact their broker, bank or other nominee, or contact the Company at the above address or phone number.

Proxy Solicitation

The cost of soliciting the enclosed form of Proxy will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Directors, officers and regular employees of the Company may, for no additional compensation, also solicit proxies personally or by telephone, electronic transmission, telegram or special letter.

Annual Report

The Company’s Annual Report is being made electronically available with this Proxy Statement to shareholders entitled to notice of the meeting. The Annual Report includes the consolidated financial statements, unaudited selected consolidated financial data and management’s discussion and analysis of financial condition and results of operations.

Upon the written request of any shareholder, the Company will provide, without charge, a copy of the Company’s Annual Report. This request should be directed to the Corporate Secretary, Trio‑Tech International, Block 1008 Toa Payoh North #03-09 Singapore 318996.

OTHER MATTERS

The shareholders and any other interested parties or persons who would like to communicate with the Board can access the website www.triotech.com and fill in the contact form for any enquiries or information. The form will be sent directly to the Secretary and the communications for specified individual directors of the Board will be given to them personally by the Secretary. In addition, the contact number is listed on the website and the messages will be passed to the Board accordingly.

At this time, the Board knows of no other business that will come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named as Proxy holders will vote on them in accordance with their best judgment.

By Order of the Board of Directors S.W. Yong Chairman and Chief Executive Officer

ANNEX A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TRIO-TECH INTERNATIONAL

The undersigned, Siew Wai Yong and Stephanie Yong, hereby certify that:

ONE: They are the duly elected and acting Chief Executive Officer and Secretary respectfully of said corporation.

TWO: The Restated Articles of Incorporation, as amended, of said corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of the corporation is Trio-Tech International (the "Corporation").

ARTICLE II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE V

The Corporation is authorized to issue two classes of shares to be designated respectively "Common Stock" and "Preferred Stock." The total number of shares of Common Stock which the Corporation is authorized to issue is 100,000,000. The total number of shares of Preferred Stock which the Corporation is authorized to issue is 10,000,000, and such shares shall have no par value.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, subject to the limitations prescribed by law and the provisions of these Articles of Incorporation, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of California (a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof.

The authority of the Board of Directors with respect to each such series shall include, but not be limited to, determination of the following:

(a) the number of shares constituting that series and the distinctive designation of that series;

(b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) whether that series shall have voting rights, in addition to any voting rights required by the General Corporation Law of California attributable to the share of that series, and, if so, the terms of such voting rights;

(d) whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

(e) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h) any other relative rights, preferences, and limitations of that series.

ARTICLE VI

The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

ARTICLE VII

The Corporation is authorized to indemnify its agents (as defined in Section 317 of the California Corporations Code (the "Code")) for breach of duty to the Corporation and its shareholders, in excess of the indemnification expressly permitted by Section 317 of the Code, subject to the exceptions for limitation of liability set out in Section 204 of the Code, the prohibitions on indemnification set out in Section 317 of the Code, and other applicable prohibitions and exceptions set forth in the Code.

* * * *

THREE: The foregoing amendment and restatement of the Restated Articles of Incorporation, as amended, has been approved by the Board of Directors of said corporation.

FOUR: The foregoing amendment and restatement of the Restated Articles of Incorporation, as amended, has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The Corporation has only one class of outstanding shares, and the total number of outstanding shares entitled to vote on the amendment and restatement is [•]. The number of shares voting in favor of the amendment and restatement equaled or exceeded the vote required, which was a majority.

We further declare under penalty of perjury under the laws of the State of California that the matters set out in these Amended and Restated Articles of Incorporation are true and correct of our own knowledge.

Signed on this [•] day of [•], 2026 at [•], [•].

Yong Siew Wai Chief Executive Officer

Stephanie Yong Secretary

ANNEX B

TRIO-TECH INTERNATIONAL

2026 OMNIBUS EQUITY INCENTIVE PLAN

1.	Purpose

The purpose of this 2026 Stock Option and Incentive Plan (“Plan”) is to further the interests of Trio-Tech International, a California corporation (“Company”) by providing selected employees, directors, independent contractors and advisors, upon whose judgment, initiative and effort the Company is largely dependent for the successful conduct of its business, the opportunity to participate in a stock option and incentive plan designed to reward them for their services and to encourage them to continue in the employ or service of the Company. This Plan provides for both the direct award and sale of Shares and for the grant of Options to purchase Shares. Options granted under this Plan may include Non-Qualified Options as well as Incentive Options intended to qualify under Section 422 of the Code.

2.	Definitions

For all purposes of this Plan, the following definitions shall apply:

2.1.    “Award” means, individually or collectively, a grant of an Option, Restricted Stock, Restricted Stock Unit, or Other Stock-based Award under the Plan.

2.2.    “Award Agreement” means a written agreement between the Company and a Grantee, or notice from the Company or an Affiliate to a Grantee that evidences and sets forth the terms and conditions of an Award

2.3.    “Board” shall mean the board of directors of the Company, as constituted from time to time.

2.4.    “Change of Control” shall mean (i) the sale of all or substantially all of the assets of the Company, or (ii) any merger, consolidation or acquisition of the Company with, by or into another corporation, entity or third party, the result of which is a change in the ownership of more than fifty percent (50%) of the voting capital stock of the Company.

2.5.    “Code” shall mean the Internal Revenue Code of 1986, as amended, together with the regulations promulgated thereunder.

2.6.    “Committee” shall mean the Compensation Committee of the Board, which is authorized to administer this Plan in accordance with Section 3 hereof. The Committee shall be composed solely of two or more Non-Employee Directors and otherwise have such membership composition which enables the Options or other rights granted under this Plan to qualify for exemption under Rule 16b-3 with respect to persons who are subject to Section 16 of the Exchange Act. Each member of the Committee shall serve at the pleasure of the Board.

2.7.   “Common Stock” shall mean the Company’s common stock, no par value.

2.8.    “Company” shall mean Trio-Tech International, a California corporation.

2.9.    “Employee” shall mean any individual who is a full-time employee of the Company or a Subsidiary.

2.10.    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor rule.

2.11.    “Exercise Price” shall mean the amount for which one Share may be purchased upon exercise of an Option, as specified by the Committee in the Option Grant.

2.12.    “Fair Market Value” shall mean (i) the closing price of a Share on the principal exchange (including the NYSE American, Nasdaq Stock Market or a successor quotation system) on which Common Stock is trading or quoted (or, if the Shares are then listed on another established securities market, the analogous official closing price on such market) for the regular trading session of such market (currently 9:30 a.m. to 4:00 p.m., Eastern Time, on The Nasdaq Stock Market), on the date on which the Fair Market Value is determined (if Fair Market Value is determined on a date which the principal exchange is closed, Fair Market Value shall be determined on the last immediately preceding trading day); (ii) the arithmetic mean of the high and low prices on the trading day before or the trading day of the grant; (iii) any other reasonable method using actual transactions in the Common Stock (or other security) as reported by such market; or (iv) if Common Stock is not traded on an exchange or quoted on the NYSE American, Nasdaq Stock Market or a successor quotation system, the fair market value of a Share shall equal the immediately preceding private placement price per share being utilized. Notwithstanding any provision of this Plan to the contrary, no determination made with respect to the Fair Market Value of a Share subject to an Incentive Option shall be inconsistent with Section 422 of the Code.

2.13.    “Fiscal Year” shall mean each 12-month period beginning on July1 and ending June 30.

2.14.    “Fiscal Year2028” shall mean the Fiscal Year beginning July 1, 2028.

2.15.   “Immediate Family” shall mean, with respect to a particular Optionee, the Optionee’s spouse, children or grandchildren (including adopted and stepchildren and grandchildren).

2.16.    “Incentive Option” shall mean an option granted under this Plan which is designated and qualified as an incentive stock option within the meaning of Section 422 of the Code. Neither the Committee, the Board nor the Company shall have any liability if an Option or any part thereof that is intended to be an Incentive Option does not qualify as such. An Option or any part thereof that does not qualify as an Incentive Option is referred to herein as a Non-Qualified Option.

2.17.    “Non-Employee Director” shall have the meaning set forth in Rule 16b-3 promulgated by the Securities and Exchange Commission pursuant to the Exchange Act.

2.18.    “Non-Qualified Option” shall mean an option (or warrant for any person other than an Employee or Non-Employee Director) granted under this Plan which is designated as a non-qualified stock option and which does not qualify as an incentive stock option within the meaning of Section 422 of the Code.

2.19.    “Offeree” shall mean any person who has been offered the right to acquire Shares under this Plan (other than upon exercise of an Option).

2.20.    “Option” shall mean an Incentive Option or a Non-Qualified Option.

2.21.   “Option Grant” shall mean the written instrument which contains the terms, conditions and restrictions pertaining to each Option granted to an Optionee.

2.22.    “Optionee” shall mean any person who has been granted an Option under this Plan.

2.23.    “Permanent Disability” shall mean a permanent and total disability within the meaning of Section 22(e)(3) of the Code.

2.24.    “Plan” shall mean this Trio-Tech International 2026 Stock Option and Incentive Plan, as amended from time to time.

2.25.    “Purchase Price” shall mean the consideration for which one Share may be acquired under this Plan (other than upon exercise of an Option), as specified by the Committee in the Share Award.

2.26.    “Relationship” shall mean any individual who is (i) an Employee of the Company or a Subsidiary, (ii) a member or a member designee of the Board or of the board of directors of a Subsidiary, or (iii) an independent contractor or advisor who performs services for the Company or a Subsidiary.

2.27.    “Restricted Stock” shall mean shares issued pursuant to an Award of Restricted Stock under Section 9 of the Plan, or issued pursuant to the early exercise of an Option.

2.28.    “Restricted Stock Unit” or “RSU” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

2.29.    “Separation from Service” means a termination of Service by a Service Provider, as determined by the Board, which determination shall be final, binding and conclusive; provided if any Award governed by Section 409A is to be distributed on a Separation from Service, then the definition of Separation from Service for such purposes shall comply with the definition provided in Section 409A.

2.30.    “Share” shall mean one share of Common Stock, as adjusted in accordance with Section 11 (if applicable).

2.31.    “Share Award” shall mean the written instrument which contains the terms, conditions and restrictions pertaining to each award or sale of Shares to an Offeree.

2.32.    “Subsidiary” shall mean any company or entity of which the Company owns, directly or indirectly, the majority of the combined voting power of all classes of stock.

2.33.    “Termination for Cause” shall mean the termination of the employment or service of an individual with the Company, whether voluntary or involuntary, that is determined by the Committee, in its sole discretion, to have resulted from (i) the unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use or disclosure causes harm to the Company, (ii) the conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (iii) willful misconduct, or (iv) continued failure to perform assigned duties after receiving written notification from the Board. The foregoing, however, shall not be deemed to be an exclusive list of all acts or omissions that the Committee may consider as grounds for Termination for Cause.

3.	Administration

3.1.    Committee Procedures. The Board shall designate one of the members of the Committee as chairman. The Committee may hold meetings at such times and places as it shall determine. The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Committee members, shall be valid acts of the Committee.

3.2.    Committee Responsibilities. Subject to the provisions of this Plan, the Committee shall have full authority and discretion to take the following actions:

3.2.1.    To interpret this Plan and to apply its provisions;

3.2.2.    To adopt, amend or rescind rules, procedures and forms relating to this Plan;

3.2.3.    To authorize any person to execute, on behalf of the Company, any instrument required to conduct the purposes of this Plan;

3.2.4.    To determine when Shares are to be awarded or offered for sale and when Options are to be granted under this Plan;

3.2.5.    To select the Offerees and Optionees;

3.2.6.    To determine the number of Shares to be offered to each Offeree or to be made subject to each Option;

3.2.7.    To prescribe the terms, restrictions and conditions of each award or sale of Shares, including, without limitation, the Purchase Price and the vesting of the award (including accelerating the vesting of awards);

3.2.8.    To prescribe the terms, restrictions and conditions of each Option, including, without limitation, the Exercise Price and the vesting or duration of the Option (including accelerating the vesting of the Option), and to determine whether such Option is to be classified as an Incentive Option or as a Non-Qualified Option;

3.2.9.    To amend any outstanding Share Award or Option Grant, subject to the limitations of this Plan;

3.2.10.    To correct any defect, supply any omission, or reconcile any inconsistency in this Plan or any Option or other right granted under this Plan; and

3.2.11.    To take any other actions or make any other determinations or interpretations deemed necessary or advisable for the administration of this Plan.

3.3.    Indemnification. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to this Plan, any Option, or any right to acquire Shares under this Plan. Service on the Committee shall constitute service as a director of the Company so that a member of the Committee shall be entitled to indemnification and reimbursement as a director of the Company to the full extent allowable under its governing instruments and applicable law.

3.4.    Other. Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Options or other rights under this Plan to persons subject to Section 16 of the Exchange Act. All decisions, interpretations and other actions of the Committee shall be final and binding on all Offerees, all Optionees, and all persons deriving their rights from an Offeree or Optionee.

4.	Eligibility

4.1.    General Rule. Non-Qualified Options may be granted to any individual who has a Relationship with the Company or a Subsidiary. Incentive Options may be granted to any Employee of the Company or a Subsidiary.

4.2.    Non-Employee Directors. Notwithstanding any provision of this Plan to the contrary, Non-Employee Directors shall only be eligible for the grant of Non-Qualified Options as described in this Section 4.2.

4.3.    Ten-Percent Stockholders. An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Subsidiaries shall not be eligible for the grant of an Incentive Option unless such grant satisfies the requirements of Section 422(c)(6) of the Code.

4.4.    Attribution Rules. For purposes of Section 4.3 above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for his brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a company, corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its members, shareholders, partners or beneficiaries.

4.5.    Outstanding Stock. For purposes of Section 4.3 above, “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant. “Outstanding stock” shall not include shares authorized for issuance under outstanding options or similar rights held by the Employee or by any other person.

5.	Stock Subject to this Plan

5.1.    Basic Limitation. Shares offered under this Plan shall be authorized but unissued shares, or treasury shares. Subject to adjustment upon changes in capitalization of the Company as provided in Section 13 and the automatic increase set forth in Section 5.2, the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan will be equal to (a) 3,000,000 Shares plus (b) any Shares subject to awards granted under the Company’s 2017 Equity Incentive Plan (the “2017 Plan”) that, after the date the 2017 Plan is terminated, are cancelled, expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the 2017 Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to clause (b) equal to 375,185 Shares. In addition, Shares may become available for issuance under Sections 5.2 and 5.3. The Shares may be authorized but unissued, or reacquired Common Stock. The Company, during the term of this Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of this Plan. Notwithstanding the foregoing, Shares issued under Awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the Company or any Subsidiary (“Substitute Awards”) shall not count against the Cap, and to the extent permitted by the rules of the stock exchange on which the Shares are then listed or quoted, shares under a stockholder approved plan of an acquired company (adjusted to reflect the transaction) may be used for Awards under the Plan and do not count against the Cap. In addition, Shares issued pursuant to Awards granted under the Plan that satisfy the requirements of the “inducement grant exception” under NASDAQ Listing Rule 5635(c) (or any successor rule or analogous rule of another applicable stock exchange) (“Inducement Awards”) shall not count against the Cap. The Award Agreement for any Award intended to be an Inducement Award must state that the Award subject thereto is intended to be an Inducement Award.

5.2.    Automatic Share Reserve Increase. Subject to adjustment upon changes in capitalization of the Company as provided in Section 13, the number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the Fiscal Year 2028, in an amount so that following such issuance the number of shares available under the Plan will equal to (i) 3.5% of the issued and outstanding shares of common stock of the Company on the last day of the immediately preceding Fiscal Year.

5.3.    Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased Shares (or for Awards other than Options, forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated).    Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units or Performance Awards are repurchased by the Company or are forfeited to the Company due to the failure to vest, such Shares will become available for future grant under the Plan.  Shares used to pay the exercise price of an Award or to satisfy the tax liabilities or withholdings related to an Award will become available for future grant or sale under the Plan.    Notwithstanding the foregoing and, subject to adjustment as provided in Section 13, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 5.1, plus, to the extent allowable under Code Section 422 and the U.S. Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 5.2 and 5.3.

6.	Terms and Conditions of Options

6.1.    Option Grant. Each grant of an Option under this Plan shall be evidenced by an Option Grant approved by the Committee. Such Option shall be subject to all applicable terms and conditions of this Plan and may be subject to any other terms and conditions which are consistent with this Plan and which the Committee deems appropriate for inclusion in an Option Grant. The provisions of the various Option Grants entered into under this Plan need not be identical. In no event shall the aggregate fair market value (determined as of the time the Incentive Option is granted) of the Shares with respect to which Incentive Options (granted under this Plan or any other plans of the Company) are exercisable for the first time by an Optionee in any calendar year exceed $100,000. No Incentive Option shall be granted pursuant to this Plan after ten years from the earlier of the date of adoption of this Plan by the Board or the date of approval of this Plan by the Company’s stockholders.

6.2.    Number of Shares. Each Option Grant shall specify the number of Shares that are subject to the Option. The Option Grant shall also specify whether the Option is a Non-Qualified Option or an Incentive Option.

6.3.    Exercise Price. Each Option Grant shall specify the Exercise Price. The Exercise Price of an Incentive Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant. The Exercise Price of a Non-Qualified Option shall not be less than 85% of the Fair Market Value of a Share on the date of grant. Subject to the preceding two sentences, the Exercise Price under any Option shall be determined by the Committee at its sole discretion. The Exercise Price shall be payable in one of the forms described in Sections 10.1 and 10.2.

6.4.    Withholding Taxes. As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Committee may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise. The Optionee shall also make such arrangements as the Committee may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

6.5.    Exercisability and Term. Each Option Grant shall specify the date when all or any installment of the Option is to become exercisable. An Option may be exercised only by delivery to the Company of (i) a written notice of exercise signed by the Optionee, specifying the number of Shares to be purchased and accompanied by payment in full of the aggregate Exercise Price in a form permitted by the Plan, or (ii) an email transmitted from an email address on record with the Company for the Optionee, identifying the Option to be exercised and the number of Shares to be purchased, together with the payment in full of the aggregate Exercise Price in a form permitted under the Plan. The Option Grant shall also specify the term of the Option. The term shall not exceed ten years from the date of grant. Subject to the preceding three sentences, the Committee at its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire. Notwithstanding anything to the contrary herein, no Option will be exercisable (and any attempted exercise will be deemed null and void) if such exercise would create a right of recovery for “short-swing profits” under Section 16(b) of the Exchange Act. This Section 6.5 is intended to protect persons subject to Section 16(b) against inadvertent violations of Section 16(b) and shall not apply with respect to any particular exercise of an Option if the limitation in the preceding sentence of this Section 6.5 is expressly waived in writing by the Optionee at the time of such exercise.

6.6.    Termination of Relationship. Except as the Committee may otherwise determine at any time with respect to any particular Non-Qualified Option granted hereunder:

6.6.1.    If an Optionee ceases to have a Relationship for any reason other than his death or Permanent Disability, any Options granted to him shall terminate 90 days from the date on which such Relationship terminates; provided, however, such extension may be extended by the Committee provided such extension shall terminate no later than 180 days following the date on which such Relationship terminates. During the ninety-day period, or such longer period if determined by the Committee, the Optionee may exercise any Option granted to him but only to the extent such Option was exercisable on the date of termination of his Relationship and provided that such Option has not previously expired by its own terms or otherwise terminated as provided herein. A leave of absence approved in writing by the Committee shall not be deemed a termination of Relationship for purposes of this Section 6.6, but no Option may be exercised during any such leave of absence, except during the first 180 days thereof.

6.6.2.    For purposes hereof, termination of an Optionee’s Relationship for reasons other than death or Permanent Disability shall be deemed to take place upon the earliest to occur of the following: (i) the date of the Optionee’s retirement from employment under the normal retirement policies of the Company; (ii) the date of the Optionee’s retirement from employment with the approval of the Committee because of disability (other than Permanent Disability); (iii) the date the Optionee receives notice or advice that his employment or other Relationship is terminated; or (iv) the date the Optionee ceases to render the services which he was employed, engaged or retained to render to the Company (absences for temporary illness, emergencies and vacations or leaves of absence approved in writing by the Committee excepted). The fact that the Optionee may receive payment from the Company after termination for vacation pay, for services rendered prior to termination, for salary in lieu of notice or for other benefits shall not affect the termination date.

6.6.3.    Notwithstanding anything in this Plan to the contrary, no Option may be exercised or claimed by Optionee following the termination of his Relationship as a result of a Termination for Cause, and no Option may be exercised or claimed while the Optionee is being investigated for a Termination for Cause.

6.7.    Death or Permanent Disability of Optionee. Except as the Committee may otherwise determine at any time with respect to any particular Non-Qualified Option granted hereunder, if an Optionee shall die at a time when he is in a Relationship or if the Optionee shall cease to have a Relationship by reason of Permanent Disability, any Options granted to him shall terminate one year after the date of his death or termination of Relationship due to Permanent Disability unless by its terms it shall expire before such date or otherwise terminate earlier as provided herein, and shall only be exercisable to the extent that it would have been exercisable on the date of his death or his termination of Relationship due to Permanent Disability. In the case of death, the Option may be exercised by the person or persons to whom the Optionee’s rights under the Option shall pass by will or by the laws of descent and distribution.

6.8.    Privileges of Stock Ownership. No person entitled to exercise any Option granted under this Plan shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable upon exercise of such Option until such person has become the holder of record of such Shares. No adjustment shall be made for dividends or distributions of rights in respect of such Shares if the record date is prior to the date on which such person becomes the holder of record, except as provided in Section 11 hereof.

6.9.    Amendment of Options. The Committee may amend, modify, extend, renew or terminate outstanding Options or may accept the cancellation of outstanding Options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options at the same or a different price. The Committee may shorten the vesting period, extend the exercise period, remove any or all restrictions or convert an Incentive Option to a Non-Qualified Option, if, in its sole discretion, the Committee determines that such action is in the best interests of the Company. The foregoing notwithstanding, the Optionee’s consent to any such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Optionee.

6.10.    Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Option Grant and shall apply in addition to any general restrictions that may apply to all holders of Shares. Each certificate representing any Shares issued upon exercise of an Option shall bear a legend making appropriate reference to the restrictions imposed on the Shares.

7.	Terms and Conditions of Awards or Sales

7.1.    Share Award. Each award or sale of Shares under this Plan (other than upon exercise of an Option) shall be evidenced by a Share Award approved by the Committee. Such award or sale shall be subject to all applicable terms and conditions of this Plan and may be subject to any other terms and conditions which are consistent with this Plan and which the Committee deems appropriate for inclusion in a Share Award. The provisions of the various Share Awards entered into under this Plan need not be identical.

7.2.    Duration of Offers and Nontransferability of Rights. Any right to acquire Shares under this Plan (other than an Option) shall automatically expire if not exercised by the Offeree within thirty days after the grant of such right was communicated to the Offeree by the Committee. Such right shall not be transferable and shall be exercisable only by the Offeree to whom such right was granted.

7.3.    Purchase Price. The Purchase Price shall be determined by the Committee at its sole discretion. The Purchase Price shall be payable in one of the forms described in Sections 9.1 or 9.2.

7.4.    Withholding Taxes. As a condition to the receipt or purchase of Shares, the Offeree shall make such arrangements as the Committee may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with a recognition of income from such Shares (either on the date of grant or the date the restrictions lapse).

7.5.    Amendment of Share Awards. The Committee may amend, modify or terminate any outstanding Share Awards. The Committee may shorten the vesting period or remove any or all restrictions if, in its sole discretion, the Committee determines that such action is in the best interests of the Company. The foregoing notwithstanding, the Offeree’s consent to any such action shall be required unless the Board determines that the action, taking into account any related action, will not materially and adversely affect the Offeree.

7.6.    Restrictions on Transfer of Shares. Any Shares awarded or sold under this Plan shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Stock Purchase Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares. Each certificate representing any Shares awarded or sole under this Plan will bear a legend making appropriate reference to the restrictions imposed on the Shares.

8.	Terms and Conditions of Restricted Stock and Restricted Stock Units

8.1.    Restrictions. At the time of grant, the Board may, in its sole discretion, establish a period of time (a “Restricted Period”) and any additional restrictions including the satisfaction of corporate or individual performance objectives applicable to an Award of Restricted Stock or Restricted Stock Units as determined by the Board. Each Award of Restricted Stock or Restricted Stock Units may be subject to a different Restricted Period and additional restrictions. Neither Restricted Stock nor Restricted Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other applicable restrictions.

8.2.    Restricted Stock Certificates. The Company shall issue stock, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates or other evidence of ownership representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date. The Board may provide in an Award Agreement that either (i) the Secretary of the Company shall hold such certificates for the Grantee’s benefit until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee; provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and make appropriate reference to the restrictions imposed under the Plan and the Award Agreement

8.3.    Rights of Holders of Restricted Stock. Unless the Board otherwise provides in an Award Agreement and subject to Section 25, holders of Restricted Stock shall have rights as stockholders of the Company, including voting and dividend rights.

8.4.    Rights of Holders of Restricted Stock Units.

8.4.1.    Settlement of Restricted Stock Units. Restricted Stock Units may be settled in cash or Stock, as determined by the Board and set forth in the Award Agreement. The Award Agreement shall also set forth whether the Restricted Stock Units shall be settled (i) within the time period specified for “short term deferrals” under Section 409A or (ii) otherwise within the requirements of Section 409A, in which case the Award Agreement shall specify upon which events such Restricted Stock Units shall be settled.

8.4.2.    Voting and Dividend Rights. Unless otherwise stated in the applicable Award Agreement and subject to Section 24, holders of Restricted Stock Units shall not have rights as stockholders of the Company, including no voting or dividend or dividend or dividend equivalents rights.

8.4.3.    Creditor’s Rights. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

8.5.    Purchase of Restricted Stock. The Grantee shall be required, to the extent required by applicable law, to purchase the Restricted Stock from the Company at a Purchase Price equal to the greater of (i) the aggregate par value of the shares of Stock represented by such Restricted Stock or (ii) the Purchase Price, if any, specified in the related Award Agreement. If specified in the Award Agreement, the Purchase Price may be deemed paid by Services already rendered. The Purchase Price shall be payable in a form described in Section 10 or, in the discretion of the Board, in consideration for past Services rendered.

8.6.    Delivery of Stock. Upon the expiration or termination of any Restricted Period and the satisfaction of any other conditions prescribed by the Board, the restrictions applicable to shares of Restricted Stock or Restricted Stock Units settled in Stock shall lapse, and, unless otherwise provided in the Award Agreement, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be.

9.	Payment for Shares

9.1.    General Rule. The entire Purchase Price or Exercise Price for the number of Shares being purchased and, if applicable, any federal, state or local withholding taxes required to be paid in accordance with Section 6.4 or 7.4 hereof, shall be payable in full, by cash or by certified or cashier’s check payable to the order of the Company or equivalent thereof acceptable to the Company, at the time when such Shares are purchased, except as provided in Sections 9.2 below. Notwithstanding the foregoing, the Company shall have the right to postpone the time of delivery of the Shares for such period as may be required for it to comply, with reasonable diligence, with any applicable listing requirements of any national securities exchange (including the NYSE American or Nasdaq Stock Market) or any federal, state or local law. If an Optionee or Offeree fails to accept delivery of or fails to pay for all or any portion of the Shares requested, the Committee shall have the right to terminate his Option (or other right to acquire Shares) with respect to the number of such Shares requested.

9.2.    Services Rendered. At the discretion of the Committee, Shares may be awarded under this Plan in consideration of services rendered to the Company or a Subsidiary prior to the award. If Shares are awarded without the payment of a Purchase Price in cash, the Committee shall make a determination (at the time of the award) of the value of the services rendered by the Offeree and the sufficiency of the consideration to meet the requirements of this Section 9.2.

10.	Other Stock-Based Awards.

10.1.    Grant of Other Stock-Based Awards. Other Stock-based Awards may be granted either alone or in addition to or in conjunction with other Awards under the Plan.  Other Stock-based Awards may be granted in lieu of other cash or other compensation to which a Service Provider is entitled from the Company or may be used in the settlement of amounts payable in shares of Common Stock under any other compensation plan or arrangement of the Company.  Subject to the provisions of the Plan, the Committee shall have the sole and complete authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be granted pursuant to such Awards, and all other conditions of such Awards.  Unless the Committee determines otherwise, any such Award shall be confirmed by an Award Agreement, which shall contain such provisions as the Committee determines to be necessary or appropriate to conduct the intent of this Plan with respect to such Award

10.2.    Terms of Other Stock-Based Awards. Any Common Stock subject to Awards made under this Section 10 may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

11.	Requirements of Law

11.1.    General. The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any shares of Stock underlying an Award, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to sell or issue such shares unless the Board has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

11.2.    Rule 16b-3. During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards and the exercise of Options granted to officers and directors hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board or Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

12.	Adjustment of Shares

12.1.    General. In the event of a subdivision of the outstanding Common Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the value of Shares, a combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization or a similar occurrence, the Committee shall make at its sole discretion appropriate adjustments in one or more of: (i) the number of Shares available for future grants under Section 5; (ii) the number of Shares covered by each outstanding Option; (iii) the Exercise Price under each outstanding Option; (iv) the number of Shares covered by each outstanding award; or (v) the Purchase Price of each outstanding award.

12.2.    Reorganization. In the event that the Company is a party to a merger or other reorganization, outstanding Options shall be subject to the agreement of merger or reorganization. Such agreement may provide for the assumption of outstanding Options by the surviving corporation or its parent or for their continuation by the Company (if the Company is a surviving corporation); provided, however, that if assumption or continuation of the outstanding Options is not provided by such agreement then the Committee shall have the option of offering the payment of a cash settlement equal to the difference between the amount to be paid for one Share under such agreement and the Exercise Price, in all cases without the Optionees’ consent.

12.3.    Reservation of Rights. Except as provided in this Section 12, an Optionee or Offeree shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

13.	Change of Control

In the event of a Change of Control, all restrictions on all awards or sales of Shares will accelerate and vesting on all unexercised and unvested Options will occur on the Change of Control Date.

14.	Legal and Regulatory Requirements

Shares shall not be issued under this Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations and the regulations of any stock exchange on which the Company’s securities may then be listed.

15.	No Employment Rights

Nothing contained in this Plan or in any right or Option granted under this Plan shall confer upon any Offeree or Optionee any right with respect to the continuation of his employment by or other Relationship with the Company or a Subsidiary. The Company and its Subsidiaries reserve the right to terminate any person’s employment and/or Relationship at any time and for any reason, with or without notice.

16.	Duration and Amendments

16.1.    Term of this Plan. This Plan shall terminate automatically on December [•], 2035 and may be terminated on any earlier date pursuant to Section 16.2 below.

16.2.    Right to Amend, Suspend or Terminate this Plan. The Board of Directors may amend, suspend or terminate this Plan at any time and from time to time. An amendment of this Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

16.3.    Effect of Termination. No Shares shall be issued or sold under this Plan after the termination thereof, except upon exercise of an Option granted prior to such termination. The termination of this Plan shall not affect any Share previously issued or any Option previously granted under this Plan.

17.	Plan not a Trust

Nothing contained in this Plan and no action taken pursuant to this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and any Offeree or Optionee, the executor, administrator or other personal representative, or designated beneficiary of such Offeree or Optionee, or any other persons. If and to the extent that any Offeree or Optionee or such Offeree’s or Optionee’s executor, administrator or other personal representative, as the case may be, acquires a right to receive any payment from the Company pursuant to this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

18.	Notices

Each Offeree or Optionee shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and delivery of agreements, Common Stock and cash pursuant to this Plan. Any notices required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Offeree or Optionee furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification if such notice is not required under the terms of this Plan or any applicable law. Any notice required or permitted to be given shall also be deemed given if delivered by email to the recipient’s email address as set forth in the Company’s records or as otherwise designated by the parties in writing, with such notice deemed effective upon transmission, provided that the sender does not receive an automated message indicating that the email was not delivered.

19.	Severability of Provisions

If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

20.	Payment to Minors, etc.

Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Company and other parties with respect thereto.

21.	Headings and Captions

The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

22.	Controlling Law

This Plan shall be construed and enforced according to the laws of the State of California to the extent not preempted by federal law, which shall otherwise control.

23.	Stockholder Approval

The grant of Options under this Plan shall be subject to approval of this Plan by the stockholders of the Company within twelve months after the date this Plan was adopted by the Board. Such stockholder approval shall be obtained in the degree and manner required under applicable law. The Committee may grant Options under this Plan prior to approval by the stockholders, but until such approval is obtained, no such Option shall be exercisable.

24.	Dividends and Dividend Equivalent Rights

If specified in the Award Agreement, the recipient of an Award (other than Options) may be entitled to receive dividends or dividend equivalents with respect to the Common Stock or other securities covered by an Award.  The terms and conditions of a dividend equivalent right may be set forth in the Award Agreement.  Dividend equivalents credited to a Grantee may be reinvested in additional shares of Stock or other securities of the Company at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend was paid to stockholders, as determined in the sole discretion of the Committee.  Notwithstanding any provision herein to the contrary, in no event will dividends or dividend equivalents vest or otherwise be paid out prior to the time that the underlying Award (or portion thereof) has vested and, accordingly, will be subject to cancellation and forfeiture if such Award does not vest (including both time-based and performance-based Awards).

25.	Separation from Service

The Board shall determine the effect of a Separation from Service upon Awards, and such effect shall be set forth in the appropriate Award Agreement.  Without limiting the foregoing, the Board may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, the actions that will be taken upon the occurrence of a Separation from Service, including, but not limited to, accelerated vesting or termination, depending upon the circumstances surrounding the Separation from Service.

26.	Execution

To record the adoption of this amended Plan by the Board, and unanimously approved by the stockholders of the Company, has caused its authorized officer to execute the same.

TRIO-TECH INTERNATIONAL.

By:
[●]
[●]

TRIO-TECH INTERNATIONAL
16139 WYANDOTTE ST.
VAN NUYS, CA 91406
ATTN: STEPHANIE YONG

SCAN TO
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T04446-P56199 KEEP THIS PORTION FOR YOUR RECORDS

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TRIO-TECH INTERNATIONAL

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of the following Director Nominees, each to serve for a term of one year:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) S.W. Yong -----Votes FOR
02) Richard M. Horowitz -----Votes FOR
03) Victor H.M. Ting -----Votes FOR
04) Jason T. Adelman -----Votes FOR

***(INSTRUCTIONS: If you desire to allocate your votes to individual nominees on a cumulative basis, as explained in the accompanying Proxy Statement, mark the "CUMULATIVE VOTING ELECTION" box and indicate the number of votes that you would like to have cast FOR each nominee. The total of the votes you cast on this proxy may not exceed the number of shares you own times four. For example, if you own 100 shares, you are entitled to cast 400 votes for a director nominee. However, if you have cast your proxy for either of the other above two choices, do not complete this table.)**

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Approval of the Amended and Restated Articles of Incorporation.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
3. Approval of the 2026 Omnibus Equity Incentive Plan.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

Cumulative Voting* ☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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T04447-P56199

TRIO-TECH INTERNATIONAL
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
2026 ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 8, 2026 AT 10:00 A.M. PST

The undersigned revokes all previous proxies and constitutes and appoints S.W. Yong and Srinivasan Anitha each of them, the true and lawful agent and proxy with full power of substitution in each, to represent and to vote on behalf of the undersigned all of the shares of Trio-Tech International (the "Company") which the undersigned is entitled to vote at the Company's 2026 Annual Meeting of Stockholders (the "Annual Meeting"), to be held at the Company's corporate offices located at 16139 Wyandotte Street, Van Nuys, California 91406 on December 8, 2026 at 10:00 A.M. PST, and at any adjournment(s) or postponement(s) thereof, on the following Proposals at the Annual Meeting, each of which are more fully described in the Proxy Statement for the Annual Meeting (receipt of which is hereby acknowledged).

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL" FOR EACH OF THE DIRECTOR NOMINEES IDENTIFIED IN PROPOSAL NO. 1, "FOR" PROPOSALS NO. 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXY HOLDER UPON OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

CUMULATIVE: ____

____

Continued and to be signed on reverse side